Exhibit 10.1

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 30, 2022, is by and among (a) RIBBON COMMUNICATIONS OPERATING COMPANY, INC., a Delaware corporation (the “Borrower”), (b) the Guarantors party hereto, (c) the Lenders (as hereinafter defined) party hereto, and (d) CITIZENS BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Loan Parties, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of March 3, 2020 (as amended, modified, extended, restated, replaced or supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”; and, as amended by this Amendment, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders (constituting the Required Lenders) amend certain provisions of the Existing Credit Agreement, in each case on the terms and conditions set forth herein; and

WHEREAS, the Administrative Agent and the Lenders party hereto (constituting the Required Lenders) are willing to make such amendments to the Existing Credit Agreement, in each case in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1       Amendment. The Existing Credit Agreement is hereby amended to delete the red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), add the blue -underlined text (indicated textually in the same manner as the following example: underlined text) and move the green stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) to where the green underlined text is located (indicated textually in the same manner as the following example: underlined text), as set forth in the conformed copy of the Credit Agreement attached as Annex A hereto.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1       Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)                   Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Loan Parties, the Lenders constituting Required Lenders and the Administrative Agent.

(b)                   Fees and Expenses. The Administrative Agent shall have received all fees required to be paid on the Amendment Effective Date, and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent to the extent invoiced in reasonable detail at least two Business Days prior to the Amendment Effective Date (except as otherwise reasonably agreed by the Borrower).

ARTICLE III

MISCELLANEOUS

3.1       Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement (as defined herein). Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2       Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:

(a)       (i) Each Loan Party has the power and authority, and the legal right, to make, deliver and perform this Amendment; (ii) each Loan Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of this Amendment; (iii) no material Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect; (iv) this Amendment has been duly executed and delivered on behalf of each Loan Party party hereto; and (v) this Amendment constitutes a legal, valid and binding obligation of each Loan Party party hereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)                Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality is true and correct in all respects, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of the Amendment Effective Date as if made on and as of the Amendment Effective Date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date (or in all respects to the extent such representation and warranty is qualified by materiality).

(c)                No Default or Event of Default has occurred and is continuing as of or on the Amendment Effective Date or after giving effect to this Amendment.

(d)                The Loan Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Secured Parties, which security interests and Liens are perfected in accordance with the terms of the Loan Documents and prior to all Liens other than Liens permitted pursuant to Section 7.3 of the Credit Agreement.

(e)                Other than as set forth herein, the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

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3.3       Reaffirmation of Obligations. Each Loan Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it, (b) that it is responsible for the observance and full performance of its respective Obligations, and (c) that the security interest granted to the Administrative Agent pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure the payment and performance of the Obligations, is continuing and is and shall remain in full force and effect both immediately prior to and after entering into this Amendment. The parties hereto acknowledge and agree that the amendment of the Existing Credit Agreement pursuant to this Amendment and all other Loan Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Credit Agreement and the other Loan Documents as in effect immediately prior to the Amendment Effective Date.

3.4       Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5       Expenses. The Borrower agrees to pay all reasonable and documented out of pocket costs and fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable and documented out of pocket fees and expenses of the Administrative Agent’s outside legal counsel.

3.6       Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.7       Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8       Counterparts; Telecopy. This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page counterpart hereof by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that nothing herein shall require the Administrative Agent to accept electronic signature counterparts in any form or format after the date hereof.

3.9       No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

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3.10       GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.11       Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3. 12       Submission to Jurisdiction; Waivers. The jurisdiction, service of process, venue and waiver of jury trial provisions set forth in Section 10.14 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

RIBBON COMMUNICATIONS OPERATING COMPANY, INC.

By:
Name:
Title:

GUARANTORS:

RIBBON COMMUNICATIONS INC.
GENBAND INC.

By:
Name:
Title:

[Signature Page to Fifth Amendment to Credit Agreement (Ribbon)]

ADMINISTRATIVE AGENT:

CITIZENS BANK, N.A.
as the Administrative Agent

By:
Name:
Title:

[Signature Page to Fifth Amendment to Credit Agreement (Ribbon)]

LENDERS:

[_______________],
as a Lender

By:
Name:
Title:

[Signature Page to Fifth Amendment to Credit Agreement (Ribbon)]

Annex A

Credit Agreement

See attached.

Conformed through Fifth Amendment dated June 30, 2022

SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

dated as of March 3, 2020,

among

RIBBON COMMUNICATIONS INC.,

as a Guarantor,

RIBBON COMMUNICATIONS OPERATING COMPANY, INC.,

as the Borrower,

The Several Lenders from Time to Time PartY Hereto,

CITIZENS BANK, N.A.

as Administrative Agent, Issuing Lender and Swingline Lender,

and

CITIZENS BANK, N.A.
and
Santander Bank, National Association,
as Joint Lead Arrangers and Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

Schedules

Schedule 1.1A:	Commitments

Schedule 1.1B:	Existing Letters of Credit

Schedule 4.5:	Requirements of Law

Schedule 4.9:	Intellectual Property

Schedule 4.15:	Subsidiaries

Schedule 5.3:	Post-Closing Conditions Subsequent

Schedule 7.2(d):	Existing Indebtedness

Schedule 7.2(m):	Factoring Arrangements

Schedule 7.3(f):	Existing Liens

Schedule 7.8:	Investments

Schedule 7.11:	Transactions with Affiliates

Schedule 7.16(f):	Existing Negative Pledge Clauses

Schedule 7.17(vii):	Existing Clauses Restricting Subsidiary Distributions

Exhibits

Exhibit A:	[Reserved]

Exhibit B:	Form of Compliance Certificate

Exhibit C:	Form of Secretary’s/Managing Member’s Certificate

Exhibit D:	Form of Solvency Certificate

Exhibit E:	Form of Assignment and Assumption

Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate

Exhibit G:	Reserved

Exhibit H-1:	Form of Revolving Loan Note

Exhibit H-2:	Form of Swingline Loan Note

Exhibit H-3:	Form of Term Loan Note

Exhibit I:	[Reserved]

Exhibit J:	Form of Collateral Information Certificate

Exhibit K:	Form of Notice of Borrowing

Exhibit L:	Form of Notice of Conversion/Continuation

-vi-

CREDIT AGREEMENT

THIS Credit Agreement (this “Agreement”), dated as of March 3, 2020, is entered into by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), RIBBON COMMUNICATIONS OPERATING COMPANY, INC., a Delaware corporation formerly known as Sonus Networks, Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), CITIZENS BANK, N.A. (“Citizens”), as the Issuing Lender and the Swingline Lender, and Citizens, as Administrative Agent.

recitals:

WHEREAS, capitalized terms used in these recitals will have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, pursuant to the transactions undertaken in connection with that certain Agreement and Plan of Merger, dated as of November 14, 2019 (including all exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Acquisition Agreement”), by and among Holdings, Ribbon Communications Israel Ltd., a company incorporated under the Laws of the State of Israel and an indirect wholly owned Subsidiary of Borrower, Eclipse Communications Ltd., a company incorporated under the Laws of the State of Israel and an indirect wholly owned Subsidiary of the Borrower (“Merger Sub”), ECI Telecom Group Ltd., a company incorporated under the Laws of the State of Israel (“ECI Telecom Group” and, together with its Subsidiaries, the “Acquired Business”) and ECI Holding (Hungary) Korlátolt Felelősségű Társaság, a company incorporated under the Laws of Hungary (“ECI Holding (Hungary) KFT”), solely in its capacity as the “shareholder representative” under the Acquisition Agreement, Merger Sub will merge with and into ECI Telecom Group, with ECI Telecom Group surviving such merger as an indirect, wholly-owned subsidiary of Borrower (the “Acquisition”);

Whereas, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate principal amount not to exceed $500,000,000, consisting of a term loan facility in the aggregate principal amount of $400,000,000, and a revolving loan facility to the Borrower in an aggregate principal amount of $100,000,000, including a letter of credit sub-facility in the aggregate availability amount of $30,000,000 (as a sublimit of such revolving loan facility), and a swingline sub-facility in the aggregate availability amount of $20,000,000 (as a sublimit of such revolving loan facility);

WHEREAS, the proceeds of the Term Loans funded on the Closing Date and any Initial Revolving Borrowings will be used on the Closing Date to (A) consummate the Acquisition and the other Closing Date Transactions, (B) repay the Acquired Business Existing Debt and (C) pay the Closing Date Transaction Costs;

WHEREAS, each Guarantor has agreed to guarantee the Obligations of the Borrower; and

WHEREAS, each Loan Party has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) on its personal property and assets as and to the extent described in the Security Documents.

Now, Therefore, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

1.1               Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“20% Cap”: as defined in the definition of Consolidated Adjusted EBITDA.

“2022 Audited Financial Statement Delivery Date”: the date on which the audited financial statements and the related compliance certificate for the fiscal year ending December 31, 2022 are delivered to the Administrative Agent pursuant to Section 6.1(a) and Section 6.2(b), respectively.

“ABR”: for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50% ; provided that in no event shall the ABR be deemed to be less than 0.00%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of the change in such rates.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Acceptable Discount Price” as defined in Section 2.29(b).

“Accounting Change”: is defined in the definition of “GAAP.”

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Group Members.

“Acquired Business”: has the meaning given in the recitals hereto.

“Acquired Business Existing Debt”: means indebtedness and other obligations that do not expressly survive termination and repayment thereof, and which are outstanding immediately prior to the Closing Date, under the Senior Finance Agreement dated as of March 14, 2018 by and among ECI Telecom B.V. as the Borrower, Promontoria Holding 206 B.V. and J.P. Morgan Securities PLC as the Arrangers and Promontoria Holding 206 B.V. as the Agent and the Security Agent, as amended, supplemented or modified from time to time.

“Acquisition”: has the meaning given in the recitals hereto.

“Acquisition Agreement”: has the meaning given in the recitals hereto.

“Acquisition Agreement Representations”: means such of the representations and warranties made by ECI Telecom Group, with respect to ECI Telecom Group and/or its Subsidiaries, in the Acquisition Agreement to the extent a breach of such representations and warranties is materially adverse to the interests of the Lenders hereunder.

“Administrative Agent”: Citizens, in its capacity as the administrative agent for the Lenders and the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender”: is defined in Section 2.23.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties solely as a result of the exercise of their rights and remedies under, and in accordance with, the Loan Documents.

“Agent Parties”: is defined in Section 10.2(c)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) without duplication of clause (b), the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) without duplication of clause (a), the aggregate amount of such Lender’s Term Commitments then in effect and (c) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Agreement”: is defined in the preamble hereto.

“Agreement Currency”: is defined in Section 10.19.

“Applicable Discount Price”: is defined in Section 2.29(b).

“Applicable Margin”: with respect to Revolving Loans, with respect to Term Loans funded on the Closing Date and with respect to the Third Amendment Term Loan funded on the Third Amendment Effective Date, commencing on the first Business Day immediately following the date on which Holdings delivers a Compliance Certificate pursuant to Section 6.2(b), the rate per annum set forth under the relevant column heading below based upon the Consolidated Net Leverage Ratio in such Compliance Certificate:

Level	Consolidated Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
I	≥ 4.50:1.00	4.50%	3.50%	0.500%
II	< 4.50:1.00 but ≥ 3.50:1.00	3.50%	2.50%	0.350%
III	< 3.50:1.00 but ≥ 3.00:1.00	3.00%	2.00%	0.300%
IV	< 3.00:1.00 but ≥ 2.25:1.00	2.50%	1.50%	0.250%
V	< 2.25:1.00 but ≥ 1.50:1.00	2.00%	1.00%	0.225%
VI	< 1.50:1.00	1.50%	0.50	0.200%

Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 6.2(b) after the Closing Date, (x) the Applicable Margin shall be the rates corresponding to Level II in the foregoing table and (y) the Commitment Fee Rate shall be the rate corresponding to Level I in the foregoing table, (b) if Holdings fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b), by the respective date required thereunder after the end of any related fiscal quarter of Holdings, the Applicable Margin and the Commitment Fee Rate shall be the rates corresponding to Level I in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin or the Commitment Fee Rate shall become effective at any time (x) when an Event of Default has occurred and is continuing or (y) the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents have been declared to be due and payable in accordance with Section 8.2.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Net Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Net Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower.

With respect to Incremental Term Loans, Extended Term Loans, Extended Revolving Commitments and any Credit Agreement Refinancing Indebtedness, the “Applicable Margin” shall be as set forth in the applicable Incremental Joinder, Extension Amendment or Refinancing Amendment, as applicable.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (q) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Available Amount”: as at any date of determination, a cumulative amount equal to, without duplication, (a) $25,000,000 (the “Starter Basket”), plus (b) commencing after the end of the fiscal year ending December 31, 2021, the amount of Excess Cash Flow not applied to make a prepayment pursuant to Section 2.12(d) (excluding the amount of any reduction in Excess Cash Flow pursuant to Section 2.12(d) resulting from a voluntary prepayment), plus (c) the aggregate amount of capital contributions by Holdings to the capital of the Borrower made after the Closing Date and in cash or Cash Equivalents (other than with respect to Disqualified Stock or pursuant to a Specified Equity Contribution), plus (d) the net cash proceeds received by Holdings after the Closing Date (and prior to such date of determination) from issuances or sales of its Capital Stock (that is not Disqualified Stock), other than with respect to Specified Equity Contributions, plus (e) returns, profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Subsidiaries on Investments made using the Available Amount not in excess of such Investments made with the Available Amount, plus (f) any Declined Amounts, plus (g) amounts received by the Borrower or any of its Subsidiaries in cash from the sale of the Capital Stock of any joint venture or any dividend or other distribution by any joint venture, in each case with respect to this clause (g), to the extent such equity interests or dividend are from an Investment made with the Available Amount, in each case with respect to the preceding clauses (b) through (g) to the extent not otherwise applied to a purpose permitted under this Agreement, minus (h) the aggregate amount of any Restricted Payments actually made pursuant to Section 7.6(l), minus (i) the aggregate amount of any Investments actually made pursuant to Section 7.8(u).

“Available Incremental Amount”: as of any date of determination, an amount equal to (a) the sum of (i) the Fixed Incremental Amount and (ii) the Ratio Incremental Amount minus (b) the aggregate principal amount of Incremental Facilities (excluding the Third Amendment Term Loan) previously incurred pursuant to Section 2.27.

“Available Revolving Commitment”: at any time, an amount equal to (i) the Total Revolving Commitments in effect at such time, minus (ii) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (iii) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (iv) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (v) of Section 2.17(b).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-in Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Benchmark”: initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.17(b).

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)                for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)                 the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)                the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)                for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement (including Term SOFR after a Term SOFR Transition Event), any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Borrower, determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(1)                in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)                in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)                in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.17(b); or

(4)                in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)                a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)                a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)                a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(b).

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: is defined in Section 10.7(a).

“BHC Affiliate”: with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Person”: is defined in Section 7.23.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: is defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: is defined in Section 4.17(b).

“Business Day”: (a) a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close; provided that, in either case, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that for all purposes hereunder, the amount of obligations under any capital lease shall be the amount thereof calculated without giving effect to Accounting Standards Codification 842 (or any other modification to GAAP prior to, on, or after the date hereof) requiring operating leases to be recharacterized or treated as capital leases.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Captive Insurance Subsidiary”: any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral”: is defined in the definition of “Cash Collateralize.”

“Cash Collateralize” or “Cash Collateralization”: to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the Issuing Lender and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Issuing Lender; (b) with respect to Obligations arising under any Cash Management Agreement in connection with Cash Management Services, the applicable Cash Management Bank, for its own or any of its applicable Affiliate’s benefit, as provider of such Cash Management Services, cash or deposit account balances or, if the Administrative Agent and the applicable Cash Management Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to such Cash Management Bank; or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or deposit account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case in amount and pursuant to documentation in form and substance satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) Dollars or money in foreign currencies received in the ordinary course of business that are readily convertible into Dollars; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, (j) in the case of any Group Member organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Group Member is organized or has its principal place of business which are similar and of comparable credit quality to the items specified in clauses (b) through (i) above; or (k) investments consistent with Holdings’ investment policy approved by its board of directors as in effect on the Closing Date (or otherwise amended with the consent of the Administrative Agent), a true and correct copy of which has been delivered to the Administrative Agent prior to the Closing Date.

“Cash Management Agreement”: is defined in the definition of “Cash Management Services.”

“Cash Management Bank”: any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Cash Management Agreement.

“Cash Management Services”: cash management and other financial services (other than to the extent constituting Specified Swap Agreements) provided to one or more of the Group Members by a Cash Management Bank which may include treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), merchant services, direct deposit of payroll, business credit card (including so-called "purchase cards", "procurement cards" or "p-cards"), credit card processing services, debit cards, stored value cards, and check cashing services identified in such Cash Management Bank’s various cash management services or other similar agreements (each, a “Cash Management Agreement”).

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”: is defined in Section 4.19(a).

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding (x) any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of 40% or more of the voting power for the appointment of directors of Holdings (determined on a fully diluted basis); (b) during any period of twelve (12) consecutive months commencing on the Closing Date, a majority of the members of the board of directors of Holdings cease to be composed of individuals (disregarding individuals who cease to serve due to death or disability) (i) who were members of that board on the first day of such period, (ii) whose appointment to that board was approved by individuals referred to in clause (i) above constituting at the time of such appointment at least a majority of that board or (iii) whose appointment to that board was approved by individuals referred to in clauses (i) or (ii) above or this clause (iii) constituting at the time of such appointment at least a majority of that board (in each case, such approval either by a specific vote or by approval of the Holdings’ proxy or information statement in which such member was named as a nominee for election as a director); (c) at any time, Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Loan Party free and clear of all Liens (other than Liens created by the Security Documents and Liens permitted by Section 7.3); (d) the Borrower shall cease to be a wholly-owned direct Subsidiary of Holdings; or (e) 100% of the Capital Stock of any Loan Party other than Holdings shall cease to be owned directly by another Loan Party.

“Citizens”: is defined in the preamble hereto.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders. For the avoidance of doubt, the Closing Date occurred on March 3, 2020.

“Closing Date Consolidated Adjusted EBITDA”: is $134,642,865.00.

“Closing Date Consolidated Net Leverage Ratio”: is 2.85:1.00.

“Closing Date Transaction Costs” means the fees, costs and expenses paid or payable by Holdings, the Borrower or the Subsidiaries in connection with the Closing Date Transactions.

“Closing Date Transactions” means the Initial Credit Extension, the repayment release or discharge of the Acquired Business Existing Debt and Indebtedness under the Existing Credit Agreement on the Closing Date, the consummation of the Acquisition on the Closing Date, the payment of the Closing Date Transaction Costs, and the other transactions consummated (or to be consummated) on or about the Closing Date (including the Specified Closing Date Transactions, but excluding transactions giving rise to Post-Closing Intercompany Indebtedness).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset (as defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the Loan Parties pursuant to Section 5.1, substantially in the form of Exhibit J.

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reimbursement in accordance with Section 10.5 hereof or as set forth in the applicable Security Document for costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent in accordance with the Security Documents for the account of any Loan Party.

“Commitment”: as to any Lender, the sum of its Term Commitment and its Revolving Commitment.

“Commitment Fee Rate”: the rate per annum set forth under the relevant column heading under the definition of “Applicable Margin”.

“Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Communications”: is defined in Section 10.2(c)(ii).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of Holdings substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”: with respect to Holdings and its consolidated Subsidiaries for any period, (a) Consolidated Net Income, plus (b) the sum, without duplication, of the amounts for such period, but solely to the extent decreasing Consolidated Net Income for such period, of (i) Consolidated Interest Expense, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-cash items reducing Consolidated Net Income (excluding (A) any such non-cash item to the extent that it represents an accrual or reserve (“Accrual”) for potential cash items in any future period (“Future Cash Payments”), provided that, to the extent at the time such Future Cash Payment is made in the same trailing four quarter period, the amount actually paid in cash for such Future Cash Payment is less than the Accrual related thereto, an amount equal to such difference shall be added back to Consolidated Adjusted EBITDA for the period in which such Future Cash Payment is made and (B) write-downs, write-offs or reserves with respect to accounts receivables and inventory), plus (vi) non-cash foreign exchange translation adjustments or other realized non-cash losses from foreign currency exchange, plus (vii) costs and expenses relating to the negotiation, preparation, execution and delivery of the Loan Documents, plus (viii) losses in connection with casualty events to the extent covered by insurance with respect to which the applicable insurer has assumed responsibility (without regard to proceeds of business interruption insurance), plus (ix) restructuring and related costs, plus (x) acquisition, integration and related costs, plus (xi) [reserved], plus (xii) non-cash charges for employee compensation plans, plus (xiii) any extraordinary expenses or losses (including extraordinary losses from the Disposition of assets outside of the ordinary course of business), plus (xiv) restructuring and related costs incurred in the fiscal quarters ending March 31, 2022 and June 30, 2022, in an aggregate amount not to exceed $5,000,000; provided, that such add-backs shall no longer be included in any calculation of Consolidated Adjusted EBITDA following the fiscal quarters ending on March 31, 2023 (with respect to costs incurred in the fiscal quarter ending March 31, 2022) and June 30, 2023 (with respect to costs incurred in the fiscal quarter ending June 30, 2022), as applicable, plus (xv) non-cash purchase accounting adjustments consisting of a dollar-for-dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules, plus (xvi) the amount of synergies that are projected by the Borrower in good faith to result from the Closing Date Transactions, the Post-Closing Transfer and the incurrence of Post-Closing Intercompany Indebtedness no later than 12 months after the Closing Date, in an amount not to exceed $12,000,000, plus (xvii) the amount of “run rate” savings, operating expense reductions and synergies that are projected by the Borrower in good faith to result from actions taken or committed to be taken no later than 12 months after the end of such Test Period (which amounts will be determined by the Borrower in good faith and calculated on a Pro Forma Basis as though amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions, plus (xviii) restructuring and related costs unrelated to the Closing Date Transactions incurred by the Loan Parties no later than June 30, 2020, in an amount not to exceed $10,000,000, minus (c) the sum, without duplication, of the following amounts for such period, but solely to the extent increasing Consolidated Net Income for such period (i) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income, plus (iii) any extraordinary income or gains (including extraordinary gains from the Disposition of assets outside of the ordinary course of business);

provided that Consolidated Adjusted EBITDA for any period shall be determined on a Pro Forma Basis to give effect to (x) any Permitted Acquisitions or (y) any disposition of any business or assets consummated during such period outside of the ordinary course of business, in each case as if such transaction occurred on the first day of such period.

Notwithstanding the foregoing, for any twelve month period, the aggregate amount of all addbacks pursuant to clauses (b)(ix), (b)(x), (b)(xvi) and (b)(xvii) shall not exceed 20% of Consolidated Adjusted EBITDA (calculated prior to giving effect to any of the addbacks described in this sentence and the addback in clause (b)(xiv) above) (such limit, the “20% Cap”); provided that addbacks pursuant to clauses (b)(ix) and (b)(x) (excluding addbacks for integration and restructuring costs) incurred prior to the Closing Date or otherwise in connection with the Closing Date Transactions, the Post-Closing Transfer and the incurrence of Post-Closing Intercompany Indebtedness will not be subject to the 20% Cap.

For purposes of calculating Consolidated Adjusted EBITDA for any period that includes any one or more fiscal quarters ending from, and including, December 31, 2018 through September 30, 2019, Consolidated Adjusted EBITDA for such fiscal quarter will be deemed to be the amounts set forth in the table below, subject to pro forma adjustment as set forth herein:

Fiscal Quarter ended:	Consolidated Adjusted EBITDA
December 31, 2018	$40,399,000
March 31, 2019	$1,965,000
June 30, 2019	$28,674,000
September 30, 2019	$34,470,000

“Consolidated Capital Expenditures”: for any period, with respect to Holdings and its consolidated Subsidiaries, the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of Holdings) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings; provided that “Consolidated Capital Expenditures” shall not include expenditures (a) in respect of normal replacements and maintenance which are properly charged to current operations, (b) made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (c) made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period.

“Consolidated Fixed Charge Coverage Ratio”: with respect to Holdings and its consolidated Subsidiaries for any period, the ratio of (a) the sum of (i) Consolidated Adjusted EBITDA for such period minus (ii) the portion of taxes based on income actually paid in cash (net of any cash refunds received) during such period minus (iii) Consolidated Capital Expenditures (excluding the principal amount funded with the Loans incurred in connection with such expenditures) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to Holdings and its consolidated Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) scheduled payments made during such period on account of principal of Indebtedness of Holdings and its consolidated Subsidiaries (including scheduled principal payments in respect of the Term Loans), plus (c) Restricted Payments (other than intercompany Restricted Payments). For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, (i) Consolidated Interest Expense for the first four fiscal quarters ending after the Closing Date shall be annualized and calculated as follows: from the Closing Date through the end of the fourth fiscal quarter ending after the Closing Date, such amount during such period shall be divided by the number of days in such period and then multiplied by 365 days, and (ii) scheduled principal payments for such period shall be annualized and calculated as follows: for the (A) first fiscal quarter following the Closing Date, the actual amount for such quarter times four (4), (B) second fiscal quarter following the Closing Date, the actual amount for such fiscal quarter plus the actual amount for the first fiscal quarter following the Closing Date times two (2), and (C) for the third fiscal quarter following the Closing Date, the actual amount for such fiscal quarter plus the actual amount for the first fiscal quarter following the Closing Date plus the actual amount for the second fiscal quarter following the Closing Date times four-thirds (4/3).

“Consolidated Funded Indebtedness”: as of any date of determination, for Holdings and its consolidated Subsidiaries, the sum (without duplication) of (a) all Indebtedness of such Persons for borrowed money (and any other Junior Debt Incurrence Event) as at such date, including all current maturities and current sinking fund payments in respect of any such Indebtedness whether or not required to be paid within one year from the date of its creation (excluding intercompany Indebtedness among Group Members (which shall include, for the avoidance of doubt, Indebtedness constituting Specified Closing Date Intercompany Indebtedness and Indebtedness constituting Post-Closing Intercompany Indebtedness)), plus (b) Indebtedness of such Persons in respect of each Loan and Letter of Credit issued hereunder.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Leverage Ratio”: with respect to Holdings and its Consolidated Subsidiaries as at the last day of any period, the ratio of (a) Consolidated Funded Indebtedness on such day, minus all Unrestricted Cash on such day in an amount not to exceed $25,000,000, to (b) Consolidated Adjusted EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of Holdings in which Holdings or one of its Subsidiaries has an ownership interest), except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings (or loss to the extent that Holdings or any wholly-owned Subsidiary thereof is not required to directly or indirectly fund such loss) of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions (or loans constituting Subordinated Indebtedness in lieu of a distribution) by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), any applicable Operating Document or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Net Leverage Ratio”: with respect to Holdings and its Consolidated Subsidiaries as at the last day of any period, the ratio of (a) Consolidated Funded Indebtedness on such day secured on a pari passu basis with the Obligations, minus all Unrestricted Cash on such day in an amount not to exceed $25,000,000, to (b) Consolidated Adjusted EBITDA for such period.

“Consolidated Total Liabilities”: on any date of determination, obligations that should, under GAAP, be classified as liabilities on the Group Members’ consolidated balance sheet.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or

(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Indebtedness”: secured or unsecured Indebtedness (regardless of whether constituting Subordinated Indebtedness) of the Borrower in the form of (i) Refinancing Term Commitments, Refinancing Term Loans, Refinancing Revolving Commitments or Refinancing Revolving Loans or (ii) other unsecured or junior lien term loans or notes, in the case of this clause (ii), governed by definitive documentation other than this Agreement; provided that: (a) such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, any Loans (“Refinanced Indebtedness”); (b) such Indebtedness is in an original aggregate principal amount not greater than the Refinanced Indebtedness; (c) such Indebtedness will not mature prior to the final maturity date of the Refinanced Indebtedness, or have a shorter weighted average life to maturity than the Refinanced Indebtedness; (d) any mandatory prepayments of any Credit Agreement Refinancing Indebtedness may not be made except to the extent that prepayments are (A) permitted hereunder and (B) to the extent required hereunder, first made or offered pro rata to the Term Loans; (e) such Indebtedness is not incurred or guaranteed by any Person other than a Loan Party; and (f) if such Indebtedness is secured: (1) such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Subsidiary that does not constitute Collateral; (2) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents (as determined in good faith by the Borrower); and (3) if such Indebtedness is secured on a junior basis to the Loans, a representative, acting on behalf of the holders of such Indebtedness, has agreed to lien subordination terms reasonably acceptable to the Administrative Agent. The covenants and events of default applicable to such Credit Agreement Refinancing Indebtedness (for the avoidance of doubt, not including interest rate, fees, funding discounts and other pricing terms) shall be either (i) substantially identical to, or (taken as a whole as determined by the Borrower in good faith) no more favorable to the lenders or holders providing such Indebtedness than (as reasonably determined by the Administrative Agent), those applicable to such Refinanced Indebtedness or (ii) otherwise on customary market terms (taken as a whole as determined by the Borrower in good faith), including with respect to high yield debt securities to the extent applicable; provided that the foregoing restrictions set forth in this sentence will not apply to (1) terms addressed in clauses (a) through (f) of the first sentence of this paragraph, (2) interest rate, fees, funding discounts and other pricing terms, (3) redemption, prepayment or other premiums, (4) optional prepayment terms, (5) covenants and other terms that are (i) applied to the Loans existing at the time of incurrence of such Credit Agreement Refinancing Indebtedness (so that existing Lenders also receive the benefit of such provisions) and/or (ii) applicable only to periods after the maturity date of the Loans not constituting Refinanced Indebtedness at the time of incurrence of such Indebtedness and (6) terms that are approved by the Administrative Agent.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, administration, insolvency, reorganization, court scheme of arrangement or similar debtor relief laws or laws affecting the rights of creditors of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”: is defined in Section 2.12(e).

“Default”: any event that constitutes an Event of Default or that, with the giving of any notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate”: is defined in Section 2.15.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding set forth in Section 5.2 (or, with respect to the Initial Credit Extension, Section 3.1 (and not Section 3.2)) (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding set forth in Section 5.2 (or, with respect to the Initial Credit Extension, Section 3.1 (and not Section 3.2)) (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Deferred Payment Obligations”: is defined in Section 7.2.

“Deferred Revenue”: all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue on the Group Members’ consolidated financial statements in accordance with GAAP.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date”: is defined in the definition of “Pro Forma Basis”.

“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations (including all such Obligations relating to Cash Management Services) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Cash Management Services, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements and Cash Management Services, to the extent (a) any such Obligations in respect of Specified Swap Agreements have, if required by any applicable Qualified Counterparties, been Cash Collateralized, (b) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof), (c) no Obligations in respect of any Cash Management Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Cash Management Services have been Cash Collateralized in accordance with the terms hereof), and (d) the aggregate Commitments of the Lenders are terminated.

“Discount Price Range” as defined in Section 2.29(b).

“Discounted Prepayment” as defined in Section 2.29(a).

“Discounted Prepayment Amount” as defined in Section 2.29(b).

“Discounted Prepayment Notice” as defined in Section 2.29(b).

“Discounted Prepayment Offeror” as defined in Section 2.29(a).

“Discounted Prepayment Response Date” as defined in Section 2.29(b).

“Disposition”: with respect to any property (including, without limitation, Capital Stock of Holdings or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of Holdings or any of its Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Division”: in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act, or any analogous action taken pursuant to any other applicable Requirements of Law.

“Dollar Equivalent”: on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election”: if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)                a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)                the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECI Holding (Hungary) KFT”: has the meaning given in the recitals hereto.

“ECI Telecom B.V.”: has the meaning given in the definition of “Post-Closing Transfer”.

“ECI Telecom Group”: has the meaning given in the recitals hereto.

“ECI Telecom LTD”: has the meaning given in the definition of “Post-Closing Intercompany Indebtedness”.

“ECI Telecom U.S.”: has the meaning given in the definition of “Post-Closing Transfer”.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: any Person (other than an Excluded Lender) that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a material non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) a material violation of the applicable requirements of Section 404 or 405 of ERISA of the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (p) receipt from the IRS of notice of a material failure of any Pension Plan to qualify under Section 401(a) of the Code, or the material failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent by reference to USD LIBOR (or the Benchmark Replacement) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of USD LIBOR). In the event that the Administrative Agent determines that USD LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Citizens for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period; provided that, in all events, such Eurodollar Base Rate shall not be less than 0%.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements; provided that the Eurodollar Rate shall not be less than 0.00%.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year (or other period) of Holdings, the excess, if any, of:

(a)       the sum of:

(i)       Consolidated Adjusted EBITDA for such fiscal year, plus

(ii)       any decrease in Working Capital, minus

(b)       the sum of (without duplication):

(i)                 any taxes paid in cash on a consolidated basis during such period by the Group Members, plus

(ii)               the aggregate amount actually paid by the Group Members in cash during such fiscal year (or other period) (or committed to be paid in cash during or after such fiscal year (or other period) but prior to the applicable Excess Cash Flow Application Date; provided, that any such committed amount shall be paid no later than 120 days following the date of such commitment) on account of (x) Consolidated Capital Expenditures (excluding the principal amount of Loans incurred in connection with such expenditures) and (y) Permitted Acquisitions and other Investments permitted hereunder (excluding intercompany Investments and any such payments financed with the proceeds of any Funded Debt), plus

(iii)             the aggregate amount of all regularly scheduled and mandatory principal payments of all Indebtedness of Group Members made in cash during such period (other than in respect of Term Loans, Incremental Term Loans, Extended Term Loans or Credit Agreement Refinancing Indebtedness to the extent such payment is made with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness)), plus

(iv)              increases in Working Capital, plus

(v)                Consolidated Interest Expense actually paid in cash, plus

(vi)              cash payments constituting the purchase price, net working capital or purchase price adjustments, earn-outs, deferred purchase price payments and similar obligations paid by the Group Members in respect of any Permitted Acquisitions (other than to the extent funded with Funded Debt or proceeds from the issuance or sale of Capital Stock to any Person (other than a Group Member) in any Group Member), plus

(vii)            other items paid in cash during such period, in each case, to the extent included as an “add-back” in the calculation of Consolidated EBITDA, plus

(viii)          permitted Restricted Payments paid in cash (excluding Restricted Payments to another Group Member).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Exchange Rate”: on any day with respect to any currency (each, an “Agreed Currency”), the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such Agreed Currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Administrative Agent based on current market spot rates determined by the Administrative Agent in its reasonable discretion; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Lender”: (a) any Person specifically identified by name in writing to the Administrative Agent by Holdings or the Borrower on or prior to November 14, 2019, (b) any competitor of any Loan Party that is designated in writing to the Administrative Agent by Holdings or the Borrower from time to time, (c) any vulture/distressed debt fund that is designated in writing to the Administrative Agent by Holdings or the Borrower (x) on or prior to the Closing Date or (y) after the Closing Date and subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed) and (d) any reasonably identifiable (on the basis of its name or as identified from time to time in writing by or on behalf of Holdings or any of its Subsidiaries) Affiliate of the entities described in the preceding clauses (a), (b) and (c) other than bona fide debt funds. Notwithstanding the foregoing, the addition of any Person to the list of Excluded Lenders shall become effective two (2) Business Days after identification to the Administrative Agent by Holdings or the Borrower (and for the avoidance of doubt, shall not apply retroactively prior to such effective date). The list of Excluded Lenders shall be made available by the Administrative Agent (and the Borrower hereby authorizes the Administrative Agent to make the list of Excluded Lenders available) to the Lenders promptly after request therefor (and the Borrower hereby authorizes the Lenders to make the list of Excluded Lenders available to prospective Lenders constituting Eligible Assignees). For the avoidance of doubt, no Person that is a Lender, Participant, party to an Assignment and Assumption or a participation agreement to become a Lender or Participant, as applicable, prior to the effectiveness of any update to the list of Excluded Lenders shall be an Excluded Lender hereunder. The Administrative Agent shall have no obligation to monitor any non-compliance by any Lender hereunder with respect to provisions relating to Excluded Lenders.

“Excluded Subsidiary”: means (i) any Foreign Subsidiary; (ii) any Foreign Subsidiary Holding Company; (iii) any Subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holding Company; (iv) any Subsidiary to the extent that the provision of a guarantee from such entity would result in material adverse tax consequences to Holdings, any parent company thereof, or any of the Subsidiaries (as reasonably determined by the Borrower), (v) each Subsidiary to the extent that such Subsidiary is prohibited by any applicable Requirement of Law from guaranteeing the Obligations, (vi) any Immaterial Subsidiary, (vii) any Unrestricted Subsidiary, (viii) each Subsidiary if, and for so long as, the guarantee of the Obligations by such Subsidiary would require the consent, approval, license or authorization of a Governmental Authority or under any binding Contractual Obligation with any Person other than Holdings, the Borrower or any Subsidiary existing on the Closing Date (or, if later, the date such Subsidiary is acquired or the date such Contractual Obligation is entered into (so long as such Contractual Obligation is not incurred for the sole purpose of making such Subsidiary an Excluded Subsidiary), except to the extent such consent, approval, license or authorization has actually been obtained), (ix) each Subsidiary that is a not-for-profit organization, (x) each Captive Insurance Subsidiary and (xi) any Subsidiary to the extent that the costs of a guarantee from such Subsidiary would be excessive relative to the expected benefits to be obtained by the Secured Parties from such guarantee (as reasonably determined by the Borrower and the Administrative Agent in good faith).

“Excluded Swap Obligations”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Guarantee Obligation of such Guarantor, or the grant by such Guarantor of such Lien, becomes effective with respect to such Swap Obligation. If such a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Recipient, U.S. withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or becomes a Recipient hereunder or (ii) such Recipient changes its principal office or its lending office, except in each case to the extent that, pursuant to Section 2.20(b), amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its principal office or its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f), and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement”: means that certain Amended and Restated Credit Agreement dated as of April 29, 2019, among Holdings, the Borrower, the Guarantors party thereto, the lenders party thereto and Silicon Valley Bank, as administrative agent, as amended, modified, supplemented or restated from time to time.

“Existing Letters of Credit”: the letters of credit described on Schedule 1.1B. For the avoidance of doubt, the Existing Letters of Credit include letters of Credit issued for the account of GENBAND Ireland Limited.

“Extended Revolving Commitment”: as defined in Section 10.1(i).

“Extended Term Lender”: as defined in Section 10.1(i).

“Extended Term Loans”: as defined in Section 10.1(i).

“Extension”: as defined in Section 10.1(i).

“Extension Amendment”: as defined in Section 10.1(i).

“Extension Offer”: as defined in Section 10.1(i).

“Facility”: each of (a) the Term Facility, (b) the L/C Facility (which is a sub-facility of the Revolving Facility), and (c) the Revolving Facility.

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention implementing such sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, in all events, such Federal Funds Effective Rate shall not be less than 0%..

“Fee Letter”: the fee letter agreement dated as of November 14, 2019, by and among the Borrower and the Administrative Agent, as amended, modified, supplemented or restated from time to time.

“Fifth Amendment Effective Date”: June 30, 2022.

“First Amendment to Credit Agreement”: the First Amendment to Credit Agreement, dated as of the Term B Assignment Date, by and among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent.

“Fixed Incremental Amount”: means, as of the date of determination, the sum of (a) the greater of (i) 100% of Closing Date Consolidated Adjusted EBITDA and (ii) an amount equal to 100% of Consolidated Adjusted EBITDA as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1, minus (b) the aggregate principal amount of Incremental Facilities previously incurred in reliance on this definition (excluding the Third Amendment Term Loan), plus (c) without duplication, the aggregate principal amount of (i) any voluntary prepayments of Term Loans, voluntary redemptions of Term Loans and repurchases and debt buybacks (to the extent of cash paid by the Borrower or any Subsidiary in respect thereof) of Term Loans and (ii) payments made pursuant to Section 2.23 (provided that the outstanding Loans and Revolving Commitments of any Affected Lender are paid in full, and are not assigned pursuant to Section 10.6(b)), plus (d) the aggregate principal amount of voluntary permanent reductions of Revolving Commitments; provided that in the case of each of clauses (c) and (d), only to the extent not funded with the proceeds of Funded Debt and excluding the aggregate amount of any such Indebtedness incurred (or subsequently reclassified as incurred) in reliance on the Ratio Incremental Amount.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Base Rate.

“Foreign Lender”: a Lender that is not a U.S. Person (including a Lender that is disregarded for U.S. federal income tax purposes whose tax owner is not a U.S. Person).

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”: any direct or indirect Subsidiary of Holdings, substantially all of the assets of which consist of the Capital Stock (or Capital Stock and indebtedness) of one or more controlled foreign corporations (within the meaning of Section 957 of the Code) or other Foreign Subsidiary Holding Companies.

“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means (a) all Indebtedness of Holdings and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans and (b) without duplication, any Indebtedness incurred pursuant to a Junior Debt Incurrence Event.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Group Members’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, or the adoption of IFRS.

“Genband Holdings”: is defined in the definition of “Specified Closing Date Intercompany Indebtedness.”

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).

“Group Members”: the collective reference to Holdings and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of the Closing Date by and among the Loan Parties and the Administrative Agent, as amended, supplemented or otherwise modified.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to Holdings and each first-tier Domestic Subsidiary of Holdings, and any other Domestic Subsidiary of Holdings that is not an Excluded Subsidiary, in each case, to the extent any such Person has become a Guarantor pursuant to the requirements of Section 6.12 hereof and/or the Guarantee and Collateral Agreement. For the avoidance of doubt, no Excluded Subsidiary shall be required to be a Guarantor under this Agreement or any other Loan Document.

“Holdings”: has the meaning in the preamble hereto.

“IFRS”: international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary”: at any date of determination, any Subsidiary of Holdings designated as such by such Loan Party in writing and which as of such date (a) holds assets representing 1.0% or less of Holdings’ consolidated total assets (excluding Investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) (determined in accordance with GAAP), (b) has generated less than 1.0% of Holdings’ consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(c); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets (excluding Investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) that would represent 2.5% or more of Holdings’ consolidated total assets as of such date or have generated 2.5% or more of Holdings’ consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) for such four fiscal quarter period, in each case determined in accordance with GAAP, and (c) owns no material Intellectual Property. No Person may be a Loan Party and simultaneously an Immaterial Subsidiary.

“Incremental Facilities”: as defined in Section 2.27.

“Incremental Joinder”: an instrument, in form and substance reasonably satisfactory to the Administrative Agent, by which a Lender becomes a party to this Agreement pursuant to Section 2.27.

“Incremental Term Facility”: as defined in Section 2.27.

“Incremental Term Loan”: an incremental term loan under any Incremental Term Loan Facility.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money and any other Junior Debt Incurrence Event, (b) all Deferred Payment Obligations and other obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, whether or not matured, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the value of the property owned by such Person securing such obligation if such obligations is not otherwise recourse to such Person, and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: is defined in Section 10.5(b).

“Initial Credit Extension”: is defined in Section 5.1.

“Initial Revolving Borrowing”: (x) one or more borrowings of Revolving Loans on the Closing Date in amounts not to exceed up to (i) $25,000,000 (including for paying the Closing Date Transaction Costs), plus (ii) amounts necessary to repay Acquired Business Existing Debt constituting revolving loans, plus (iii) amounts necessary to provide for working capital (including any working capital adjustment), plus (iv) amounts required to fund any additional fees payable resulting from the exercise of “Market Flex” under the Fee Letter, and (y) Letters of Credit issued on the Closing Date to replace or backstop letters of credit of the Acquired Business existing on the Closing Date prior to the consummation of the Acquisition.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority, relating to (i) bankruptcy, suspension of payments, a moratorium of any indebtedness, administration, examinership, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (ii) any general compromise, arrangement, assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, or (iii) the appointment of a liquidator, receiver, examiner, administrative receiver, administrator, compulsory manager or other similar officer in relation to any of the foregoing, in each case undertaken under U.S. federal, state or foreign law, including any Debtor Relief Law.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance satisfactory to the Administrative Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), three (3), or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the Interest Period then-applicable to such Eurodollar Loan and ending one (1), two (2) (if available), three (3), or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 11:00 A.M. on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)               the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of Revolving Facility) or beyond the Term Loan Maturity Date (in the case of Term Loans); and

(iii)             any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, and (b) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: is defined in Section 7.8.

“IRS”: the United States Internal Revenue Service, or any successor thereto.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: means, collectively, each of (a) Silicon Valley Bank or any Affiliate thereof, in its capacity as issuer of the Existing Letters of Credit, (b) Citizens or any Affiliate thereof, in its capacity as issuer of any Letter of Credit (other than the Existing Letters of Credit), and (c) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, in such Lender’s capacity as issuer of any Letter of Credit. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution. For the avoidance of doubt, no Lender shall become an Issuing Lender hereunder unless it shall so agree.

“Issuing Lender Fees”: is defined in Section 3.3(a).

“Judgment Currency”: is defined in Section 10.19.

“Junior Debt Incurrence Event”: the incurrence by the Borrower of contractually junior lien (as related to liens in favor of Administrative Agent securing the Loans) or unsecured Indebtedness, or the issuance of any preferred Capital Stock, in each case permitted hereunder on terms reasonably satisfactory to the Administrative Agent in an aggregate principal amount equal to at least $50,000,000; provided that any such Indebtedness shall have a maturity date (or, in the case of preferred Capital Stock, shall not be redeemable until the date) that is later than the later of the Revolving Termination Date or the Term Loan Maturity Date. For the avoidance of doubt, any Indebtedness incurred pursuant to a Junior Debt Incurrence Event that is secured shall constitute Subordinated Indebtedness.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: is defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”: collectively, each Letter of Credit (including any Existing Letter of Credit), all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“LCA Election”: is defined in Section 1.5.

“LCA Test Date”: is defined in Section 1.5.

“Lenders”: is defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender and the Swingline Lender.

“Letter of Credit”: is defined in Section 3.1(a); provided that such term shall also include each Existing Letter of Credit.

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fees”: is defined in Section 3.3(a).

“Letter of Credit Fronting Fees”: is defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition by the Borrower and/or one or more Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity”: the sum of Unrestricted Cash plus the Available Revolving Commitment.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Security Document, each Note, the Fee Letter, the Reaffirmation Agreement, each Compliance Certificate, each Notice of Borrowing, each Incremental Joinder, any Extension Amendment, any Refinancing Amendment, each Notice of Conversion/Continuation, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document binding on a Loan Party, and any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 3.10, or otherwise pursuant to this Agreement and the other Loan Documents, and any amendment, waiver, supplement or other modification to any of the foregoing. For the avoidance of doubt, the term “Loan Documents” shall not include any Specified Swap Agreement.

“Loan Parties”: collectively, the Borrower and the Guarantors.

“Mandatory Prepayment Date”: is defined in Section 2.12(e).

“Material Adverse Effect”: (a) a material adverse change in the business, operations, or condition (financial or otherwise) of the Loan Parties, taken as a whole; (b) a material impairment in the perfection or priority of the Administrative Agent’s Lien in any material Collateral or in the value of such Collateral; or (c) a material impairment of the ability of the Loan Parties to perform their respective obligations (including their payment obligations) under any Loan Document to which they are a party.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Merger Sub”: has the meaning in the recitals hereto.

“Minority Lender”: is defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or, at any time, within the preceding six years, has been obligated to make, contributions.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by any Group Member in connection with such Asset Sale or Recovery Event, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party Dedicated Investments Basket”: as defined in Section 7.8(f)(iii).

“Non-Loan Party Investments Cap”: as defined in Section 7.8(j).

“Non-Loan Party Permitted Acquisitions Cap”: as defined in Section 7.8(n)(xii).

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit K.

“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit L.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities (including any fees or expenses that accrue after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) of the Loan Parties to the Administrative Agent, the Issuing Lender or any other Lender, or of any Group Member to any applicable Cash Management Bank and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Cash Management Agreement, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank or Qualified Counterparty, to the extent that any applicable Cash Management Agreement or Specified Swap Agreement, as applicable, requires the reimbursement by any applicable Loan Party of any such expenses, in each case of the foregoing, in accordance with Section 10.5 or other applicable provisions of the Loan Documents, Cash Management Agreements or Specified Swap Agreements) that are required to be paid by any Loan Party pursuant to any Loan Document, Cash Management Agreement, Specified Swap Agreement or otherwise. For the avoidance of doubt, the Obligations shall not include (i) any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender, or (ii) solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), and, (a) if such Person is a corporation or company, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement and each related plan of division and certificate of division (or similar agreements), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Overadvance”: is defined in Section 2.8.

“Participant”: is defined in Section 10.6(d).

“Participant Register”: is defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee pension plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any relevant time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof makes contributions or has any outstanding liability, and (ii) that is or was subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Acquisition”: is defined in Section 7.8(n).

“Permitted Investors”: the collective reference to JPMorgan Chase Bank, N.A. and its Affiliates, and “Initial OEP Stockholders” as that term is defined in the Principal Stockholders Agreement as in effect on the Closing Date and ECI Holding (Hungary) KFT, in each case, together with any Control Investment Affiliate thereof.

“Permitted Ratio Debt” means Indebtedness of the Borrower and/or any one or more Subsidiaries; provided that:

(a)    subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to a Permitted Acquisition corresponding to the incurrence of such Indebtedness, immediately before and after giving effect thereto and to the use of the proceeds thereof, no Event of Default has occurred and is continuing or would result therefrom;

(b)    such Indebtedness shall be (i) Subordinated Indebtedness or (ii) unsecured;

(c)    immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness and excluding the cash proceeds to the Borrower or any Subsidiary therefrom that are actually applied or intended to be applied to a particular use or transaction as of the date of incurrence thereof (but otherwise giving effect to the use of such proceeds so applied or intended to be applied), (i) prior to a Junior Debt Incurrence Event, the Consolidated Net Leverage Ratio as of the Test Period most recently ended shall be equal to or less than the Closing Date Consolidated Net Leverage Ratio, and (ii) from and after a Junior Debt Incurrence Event, (A) the Consolidated Senior Net Leverage Ratio as of the Test Period most recently ended shall be equal to or less than 2.85:1.00 and (B) the Consolidated Net Leverage Ratio as of the Test Period most recently ended shall be equal to or less than 3.85:1.00;

(d)    such Indebtedness does not mature prior to the date that is 180 days after the Term Loan Maturity Date at the time such Indebtedness is incurred, or have a shorter weighted average life to maturity than, the Term Loans at the time such Indebtedness is incurred;

(e)    if such Indebtedness is secured on a junior basis to the Term Loans, then (i) such Indebtedness will not be secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral and (ii) a representative, acting on behalf of the holders of such Indebtedness, has agreed to lien subordination terms reasonably acceptable to the Administrative Agent;

(f)     Permitted Ratio Debt will not be guaranteed by any Person other than the Loan Parties; and

(g)    the other terms applicable to such Indebtedness are substantially identical to, or (taken as a whole as determined by the Borrower and the Administrative Agent in good faith) no more favorable to the lenders or holders providing such Permitted Ratio Debt than, those applicable to the Term Loans; provided that this clause (g) will not apply to (1) interest rate, fees, funding discounts and other pricing terms (and Permitted Ratio Debt shall not be subject to, and shall not trigger, any most favored nation pricing protection), (2) redemption, prepayment or other premiums, (3) optional prepayment terms, and (4) covenants and other terms that are (i) approved by the Administrative Agent, (ii) applied to the Term Loans existing at the time of incurrence of such Permitted Ratio Debt (so that existing Term Lenders also receive the benefit of such provisions) and/or (iii) applicable only to periods after the Term Loan Maturity Date at the time of incurrence of such Indebtedness.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform”: is any of Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Post-Closing Intercompany Indebtedness”: indebtedness put in place after the Closing Date owed by the Borrower to ECI Telecom LTD, a company incorporated under the Laws of the State of Israel (“ECI Telecom LTD”), in exchange for the transfer of certain assets of ECI Telecom LTD to the Borrower, as described in the Specified Closing Date Transactions.

“Post-Closing Transfer”: the sale, subsequent to consummation of the Acquisition, by ECI Telecom Holdings B.V., a private company organized and existing under the laws of the Netherlands (“ECI Telecom Holdings”) of its ownership of the Capital Stock of ECI Telecom, Inc., a Delaware corporation (“ECI Telecom US”) to the Borrower or an affiliate of the Borrower, as a result of which ECI Telecom US will become a direct or indirect wholly-owned Subsidiary of the Borrower.;

“Principal Stockholders Agreement”: that certain First Amended and Restated Stockholders Agreement made as of March 3, 2020 by and among Holdings, JPMC Heritage Parent LLC, a Delaware limited liability company, Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership, ECI Holding (Hungary) KFT, and future parties that may execute a joinder thereto, as the same has been amended, restated, supplemented or otherwise modified in a manner that is not adverse to the Lenders.

“Prime Rate”: the rate of interest per annum announced from time to time in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by Citizens as its prime rate then in effect at its principal office in the State of New York (such Citizens announced Prime Rate not being intended to be the lowest rate of interest charged by Citizens in connection with extensions of credit to debtors).

“Pro Forma Basis”: with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”), pro forma effect will be given to: (a) the acquisition or disposition of companies, divisions or lines of businesses by Holdings and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (b) the discontinuation of any discontinued operations; in each case of clauses (a) and (b), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of Holdings in accordance with Regulation S-X under the Securities Act based upon the most recent four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.1.

“Projections”: is defined in Section 6.2(c).

“Properties”: is defined in Section 4.17(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Term Loans” as defined in Section 2.29(c).

“Ratio Incremental Amount”: an aggregate principal amount of Indebtedness that, immediately after the incurrence thereof on Pro Forma Basis, would not result in, (a) prior to a Junior Debt Incurrence Event, the Borrower’s Consolidated Net Leverage Ratio being greater than 2.75:1.00 and (b) from and after a Junior Debt Incurrence Event, (A) the Borrower’s Consolidated Senior Net Leverage Ratio being greater than 2.75:1.00 and (B) the Borrower’s Consolidated Net Leverage Ratio being greater than 3.75:1.00 (assuming, in each case, that (x) the full amount of any Revolving Facility Increase incurred at such time is fully drawn and (y) the proceeds of any such Incremental Facility incurred at such time shall not be netted from Consolidated Funded Indebtedness for purposes of calculating the Ratio Incremental Amount).

“Ratio Investments Basket”: as defined in Section 7.8(r).

“Recipient”: the (a) Administrative Agent, (b) any Lender or (c) the Issuing Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Indebtedness”: is defined in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Lender and/or prospective lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.28.

“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.

“Refinancing Loans” means any Refinancing Term Loans or Refinancing Revolving Loans.

“Refinancing Revolving Commitments” means one or more tranches of Revolving Commitments that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more tranches of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more tranches of Term Commitments that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more tranches of Term Loans that result from a Refinancing Amendment.

“Refunded Swingline Loans”: is defined in Section 2.7(b).

“Register”: is defined in Section 10.6(c).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(e) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and that the Borrower or Holdings (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the applicable Group Member’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event; provided that such date shall be extended to 365 days if the Loan Parties have entered into a binding commitment to reinvest the Net Cash Proceeds subject to such Reinvestment Event within such 180 day period, and (b) the date on which the Borrower (or its Subsidiaries) shall have determined not to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender”: is defined in Section 2.23.

“Required Lenders”: at any time, (a) if only one Lender holds the outstanding Term Loans and the Revolving Commitments, such Lender; and (b) if more than one Lender holds the outstanding Term Loans and Revolving Commitments, then at least three Lenders who hold more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Term Loans held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation (including any rule, official directive, request or guideline (whether or not having the force of law) of any Governmental Authority) or determination of an arbitrator or a court or other Governmental Authority (including the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or controller of the Borrower or Holdings, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer, or controller of the Borrower or Holdings.

“Restricted Payments”: is defined in Section 7.6 and do not include, for the avoidance of doubt, amounts paid in-kind with respect to preferred Capital Stock (including amounts that when capitalized, become additional Capital Stock).

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption, Incremental Joinder, Extension Amendment or Refinancing Amendment, as applicable, pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments and Incremental Facilities permitted hereunder). The original amount of the Total Revolving Commitments is $100,000,000. The L/C Commitment and the Swingline Commitment are each sublimits of the Total Revolving Commitments.

“Revolving Commitment Increase”: is defined in Section 2.27.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit (including the Existing Letter of Credit) at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: is defined in Section 3.5(b).

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a ratable basis.

“Revolving Termination Date”: March 3, 2025, as extended in accordance with any Extension Amendment solely with respect to the Extended Revolving Commitments governed thereby.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”: any international economic sanction or trade embargoes imposed, administered or enforced by the United States Government (including OFAC), the Cayman Islands government, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority applicable to the Group Members and their business to the extent not in contravention of the foregoing authorities.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to any holder of the Obligations, including the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender, any Cash Management Bank (in its or their respective capacities as providers of Cash Management Services), and any Qualified Counterparties.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to, the Guarantee and Collateral Agreement, each Pledge Supplement, each Assumption Agreement, the Mortgages, each Intellectual Property Security Agreement, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(p), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, direct, subordinated, contingent or otherwise, on a consolidated basis; (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, direct, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this definition, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Closing Date Intercompany Indebtedness”: (a) that certain indebtedness put in place on or about the Closing Date owed from the Borrower to Genband Holdings B.V., an indirect wholly-owned subsidiary of Holdings (“Genband Holdings”) in the original principal amount of approximately $2,500,000, (b) that certain indebtedness put in place on or about the Closing Date owed from Ribbon Israel Limited, a direct wholly-owned subsidiary of the Borrower, to the Borrower in the original principal amount of approximately $156,000,000, (c) that certain indebtedness put in place on or about the Closing Date owed from Ribbon Israel Limited, a direct wholly-owned subsidiary of the Borrower, to ECI Telecom LTD in the original principal amount of approximately $9,100,000, (d) that certain indebtedness put in place on or about the Closing Date owed from ECI Telecom Group to the Borrower in the original principal amount of approximately $46,000,000 and (e) that certain indebtedness put in place on or about the Closing Date owed from ECI Telecom Holdings to the Borrower in the original principal amount of approximately $65,000,000, in each case of the preceding clauses (a) through (e), as described in the Specified Closing Date Transactions.

“Specified Closing Date Transactions”: those transactions described in the Ernst and Young LLP structure slides for “Project Elastic”, dated as of February 20, 2020 and delivered to the Administrative Agent on February 24, 2020, including, without limitation, the transactions described therein giving rise to Specified Closing Date Intercompany Indebtedness and to Post-Closing Intercompany Indebtedness.

“Specified Representations”: the representations and warranties of the Borrower and the Guarantors (after giving effect to the Acquisition) set forth in Sections 4.3(a), 4.4(a), 4.4(b), 4.4(d), 4.4(e), 4.5 (but only with respect to the Operating Documents of the Borrower and the Guarantors, and limited to the execution, delivery and performance of the Loan Documents, incurrence of the indebtedness thereunder and the granting of the guarantees and security interests in respect thereof), 4.11 (solely as to the use of proceeds of the Initial Credit Extension on the Closing Date), 4.14(a), 4.19(a), 4.20(a) (solely as to the Solvency on a consolidated basis of the Loan Parties on the Closing Date), 4.28 (solely as to the use of proceeds of the Initial Credit Extension on the Closing Date), and 4.29 (solely as to the use of proceeds of the Initial Credit Extension on the Closing Date).

“Specified Swap Agreement”: any Swap Agreement entered into by a Group Member and any Qualified Counterparty to the extent permitted under Section 7.13.

“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by Holdings or any Subsidiary and evidencing Subordinated Indebtedness.

“Subordinated Indebtedness”: Indebtedness of a Loan Party subordinated to the Obligations (or secured by Liens subordinated to the Liens securing the Obligations) pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent; provided that, for the avoidance of doubt, neither the subordination of the priority of any Lien securing any Indebtedness (other than the Obligations), nor the fact that any Indebtedness is unsecured, shall be construed to be the subordination of such Indebtedness in right of payment to the Obligations.

“Subsidiary”: as to any Person, a corporation, company, partnership, limited liability company or other entity of which shares, shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement (a) shall refer to a Subsidiary or Subsidiaries of Holdings and (b) will not include any Unrestricted Subsidiary.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Loan Party and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans to the Borrower pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”: Citizens, in its capacity as the lender of Swingline Loans or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.7(f); provided that such Lender has agreed to be a Swingline Lender.

“Swingline Loan Note”: a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: is defined in Section 2.6.

“Swingline Participation Amount”: is defined in Section 2.7(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth (a) with respect to Term Loans constituting a portion of the Initial Credit Extension, under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A, (b) with respect to Incremental Term Loans, in the applicable Incremental Joinder (or, with respect to the Third Amendment Term Loan, the Third Amendment Term Commitment), (c) with respect to Extended Term Loans, in the applicable Extension Amendment and (d) with respect to Refinancing Term Loans, in the applicable Extension Amendment. The original aggregate principal amount of the Term Commitments on the Closing Date is $400,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: collectively, (a) the term loans made by the Lenders pursuant to Section 2.1 (which shall include, for the avoidance of doubt, the Third Amendment Term Loan), (b) Incremental Term Loans, (c) Extended Term Loans and (d) Refinancing Term Loans.

“Term Loan Maturity Date”: March 3, 2025, as extended in accordance with any Extension Amendment, solely with respect to any Extended Term Loans governed thereby.

“Term Loan Note”: a promissory note in substantially the form of Exhibit H-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitments and funded Term Loans then constitutes of the aggregate Term Commitments and funded Term Loans of all Lenders.

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders of (i) the occurrence of a Term SOFR Transition Event and (ii) the determination of the proposed Benchmark Replacement Adjustment related to Term SOFR, if any.

“Term SOFR Transition Event” means the determination by the Administrative Agent, in consultation with the Borrower, that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent, and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.17(b) that is not Term SOFR.

“Third Amendment”: the Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, by and among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent.

“Third Amendment Effective Date”: March 3, 2021.

“Third Amendment Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make the Third Amendment Term Loan to the Borrower on the Third Amendment Effective Date in an aggregate principal amount not to exceed the amount set forth with respect to the Third Amendment Term Loans under the heading “Third Amendment Term Commitment” opposite such Lender’s name on Schedule 1.1A attached to the Third Amendment. The original aggregate principal amount of the Third Amendment Term Commitments on the Third Amendment Effective Date is $74,625,000.

“Third Amendment Term Loan”: is defined in Section 2.1.

“Total Credit Exposure”: as to any Lender at any time, the unused Commitments, Revolving Extensions of Credit and outstanding Term Loans of such Lender at such time.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $30,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $100,000,000. The L/C Commitment and the Swingline Commitment are sublimits of the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Trade Date”: is defined in Section 10.6(b)(i)(B).

“Transferee”: any Eligible Assignee or Participant, and in every case excluding all Excluded Lenders.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“Unrestricted Cash”: the sum of the aggregate amount of cash and Cash Equivalents held in accounts of Holdings and its Subsidiaries reflected in the combined consolidated balance sheet of Holdings and its Subsidiaries to the extent that it would not appear as “restricted” on the combined consolidated balance sheet of Holdings and its Subsidiaries (unless such appearance is related to the Loan Documents (or the Liens created thereunder)).

“Unrestricted Subsidiary” means, as of any date, collectively and individually, any direct or indirect subsidiary of the Borrower identified by the Borrower in writing to the Administrative Agent as being an “Unrestricted Subsidiary” pursuant to Section 6.13; provided that (a) except to the extent provided in Section 6.13, no Subsidiary may be designated (or re-designated) as an Unrestricted Subsidiary, and (b) no Person may be designated as an “Unrestricted Subsidiary” if such Person is not an “Unrestricted Subsidiary” or is a “Guarantor” under any agreement, document or instrument evidencing any Indebtedness for borrowed money of any Group Member. For purposes of calculating Investments permitted under Section 7.8, the (a) designation of any Subsidiary as an “Unrestricted Subsidiary” will constitute an Investment in an amount equal to the fair market value of such Subsidiary, determined as of the date of such designation by the Borrower in good faith, and (b) the designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence of any Indebtedness and Liens and the making of any Investments of such Subsidiary existing at such time and shall constitute a return on any Investment by the Borrower in such Subsidiary in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. No Unrestricted Subsidiary may (a) own Capital Stock of any Subsidiary that is not an Unrestricted Subsidiary, or (b) be designated as an “Unrestricted Subsidiary” or thereafter continue to constitute an Unrestricted Subsidiary if such Person proposed to be designated as an Unrestricted Subsidiary owns, licenses or holds other rights in any Intellectual Property that is material to the business of the Borrower and its other Subsidiaries taken as a whole. On the Closing Date, immediately after giving effect to the Closing Date Transactions, there are no Unrestricted Subsidiaries.

“USD LIBOR”: the London interbank offered rate for U.S. dollars.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: is defined in Section 2.20(f).

“Voting Stock”: as to any Person, the Capital Stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) having ordinary voting power for the election of directors or similar governing body of such Person.

“Withholding Agent”: as applicable, any applicable Loan Party and the Administrative Agent.

“Working Capital”: with respect to the Group Members, consolidated current assets (which shall exclude any cash or Cash Equivalents) minus consolidated current liabilities (which shall exclude any amount outstanding under the Revolving Facility and the current portion of any Indebtedness, in each case, to the extent included in “consolidated current liabilities”), in each case, determined in accordance with GAAP.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2               Other Definitional Provisions.

(a)                Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings given herein when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined herein, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to New York City time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated, extended, or otherwise modified from time to time. Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)                The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d)                The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e)                Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity) on the first date of its existence. In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.

1.3               Rounding. Any financial ratios required to be maintained by the Borrower or Holdings pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest place by which such ratio is expressed herein.

1.4               Currency. For purposes of all calculations and determinations hereunder, and all certifications and financial statements delivered hereunder, all amounts represented by such terms shall be expressed in Dollars or the Dollar Equivalent thereof. The Administrative Agent shall determine the Dollar Equivalent of any amount when required or permitted hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination by the Borrower. The Administrative Agent may determine or re-determine the Dollar Equivalent of any amount on any date in its reasonable discretion.

1.5               Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a)(i) calculating any applicable ratio (other than the Minimum Consolidated Fixed Charge Coverage Ratio, the Maximum Consolidated Senior Net Leverage Ratio and the Maximum Consolidated Net Leverage Ratio, in each case as at the last day of any period of four consecutive trailing fiscal quarters of Holdings, as required by Section 7.1) or the use of any basket, (ii) determining the accuracy of the representations and warranties set forth in Section 4 hereof or (iii) determining satisfaction of any conditions precedent, or (b) determining compliance with any provision that requires that no Default or Event of Default has occurred is continuing or would result therefrom (other than a Default or Event of Default pursuant to Section 8.1(a) or (f)), in each case of (a) and (b) in connection with a Limited Condition Acquisition, the date of determination of such ratio and determination of such compliance will, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) calculated as if such Limited Condition Acquisition and other transactions had occurred at the beginning of the most recently ended period of four consecutive trailing fiscal quarters of Holdings ending prior to the LCA Test Date for which financial statements have been delivered pursuant to Section 6.1, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable requirements, then such provisions will be deemed to have been complied with, unless an Event of Default pursuant to Section 8.1(a) or (f) will be continuing on the date such Limited Condition Acquisition is consummated. For the avoidance of doubt, (i) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions will not be tested at the time of consummation of such Limited Condition Acquisition or related transactions, except that on such date an Event of Default pursuant to Section 8.1(a) or (f) may not be continuing. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket with respect to any other transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket will be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) both (a) have not been consummated and (b) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated or expires. Notwithstanding the foregoing, other than in connection with the creation of an additional tranche of Revolving Commitments in connection with a Limited Condition Acquisition as set forth in Section 2.27(a), the borrowing of any Revolving Loans in connection with a Limited Condition Acquisition shall be subject to the conditions set forth in Section 5.2.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1               Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make (a) a Term Loan to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender and (b) an Incremental Term Loan to the Borrower on the Third Amendment Effective Date (the “Third Amendment Term Loan”) in an amount equal to the amount of the Third Amendment Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2               Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 11:00 A.M. (a) three (3) Business Days prior to the anticipated Closing Date (or, with respect to the Third Amendment Term Loan, the anticipated Third Amendment Effective Date), in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the anticipated Closing Date (or, with respect to the Third Amendment Term Loan, the anticipated Third Amendment Effective Date), in the case of ABR Loans), requesting that the Term Lenders make the Term Loans on the Closing Date or the Third Amendment Effective Date, as applicable, specifying the amount to be borrowed, the Type of Loan and, in the case of Eurodollar Loans, specifying the length of the initial Interest Period therefor; provided that Term Loans made on the Third Amendment Effective Date may only consist of ABR Loans unless the Borrower delivers a funding indemnity letter, in form and substance reasonably acceptable to the Administrative Agent, not less than three (3) Business Days prior to the Third Amendment Effective Date. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 10:00 A.M. on the Closing Date or Third Amendment Effective Date, as applicable, each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the amount specified in the Notice of Borrowing in immediately available funds or, if so specified in the Notice of Borrowing, the Administrative Agent shall wire transfer or otherwise credit all or a portion of such amount to the accounts specified in the Notice of Borrowing.

2.3               Repayment of Term Loans.

(a)                the Term Loans (excluding any Incremental Term Loans (but including the Third Amendment Term Loan), Extended Term Loans or Refinancing Term Loans) shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter set forth below, each in an aggregate amount set forth below:

Date	Amount
March 31, 2021	$2,507,268.16
June 30, 2021	$5,014,536.31
September 30, 2021	$5,014,536.31
December 31, 2021	$5,014,536.31
March 31, 2022	$5,014,536.31
June 30, 2022	$5,014,536.31
September 30, 2022	$5,014,536.31
December 31, 2022	$5,014,536.31
March 31, 2023	$5,014,536.31
June 30, 2023	$5,014,536.31
September 30, 2023	$5,014,536.31
December 31, 2023	$5,014,536.31
March 31, 2024	$5,014,536.31
June 30, 2024	$10,029,072.62
September 30, 2024	$10,029,072.62
December 31, 2024	$10,029,072.62
Term Loan Maturity Date	Remaining Principal Balance of Term Loans

(b)                In the event any Incremental Term Loans (other than the Third Amendment Term Loan), Extended Term Loans or Refinancing Term Loans are made, such Incremental Term Loans, Extended Term Loans or Refinancing Term Loans will be repaid in such installments as may be set forth in the applicable Incremental Joinder, Extension Amendment or Refinancing Amendment, as applicable.

(c)                Notwithstanding the foregoing clauses (a) and (b):

(i)                 any installment payments contemplated by clause (a) or (b) above will be reduced in the order set forth in Section 2.11 or 2.12(e), as applicable, commencing with the next-occurring installment payment (for the avoidance of doubt, any such prepayment made on or prior to the 2022 Audited Financial Statement Delivery Date or made pursuant to Section 2.12(e)(ii), in each case, shall be applied to reduce the installment payment due on the Term Loan Maturity Date) in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11 and 2.12, as applicable, or any Discounted Prepayments of the Term Loans in accordance with Section 2.29 or assignments to Holdings, the Borrower or any Subsidiary made pursuant to Section 10.6(h) (other than the open market assignment made pursuant to Section 10.6(h) on the Third Amendment Effective Date);

(ii)               the rate of amortization (or the amount of any installment) with respect to any tranche of Loans may be increased (and the provisions of Section 2.3(a) or the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment may be amended accordingly) without the consent of the Lenders or the Administrative Agent in connection with the incurrence of any subsequent Incremental Term Loans, Extended Term Loans or Refinancing Term Loans that also comprise part of such tranche of Loans; and

(iii)             to the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4               Revolving Commitments.

Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s (i) Revolving Percentage of the aggregate outstanding amount of the Swingline Loans and (ii) L/C Exposure, does not exceed the amount of such Lender’s Revolving Commitment. In addition, (i) the Total Revolving Extensions of Credit shall not at any time exceed the Total Revolving Commitments in effect at such time and (ii) borrowings under the Revolving Commitments on the Closing Date shall not exceed the Initial Revolving Borrowing. During the Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5               Procedure for Revolving Borrowing. The Borrower may borrow under the Revolving Commitments during the Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 11:00 A.M. (a) three (3) Business Days prior to the requested Borrowing Date (which may be the anticipated Closing Date with respect to the Initial Revolving Borrowing), in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date (which may be the anticipated Closing Date), in the case of ABR Loans) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 11:00 A.M. on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv)  instructions for remittance of the proceeds of the Loans to be borrowed; provided that (a) the effectiveness of a Notice of Borrowing delivered in advance of the anticipated Closing Date may be conditioned on the consummation of the Acquisition and (b) Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date may only consist of ABR Loans unless the Borrower delivers a funding indemnity letter, in form and substance reasonably acceptable to the Administrative Agent, not less than three (3) Business Days prior to the date of the borrowing of such Revolving Loans. Each borrowing under the Revolving Commitments shall be in minimum amounts equal to (A) $100,000 with respect to ABR Loans and (B) $1,000,000 with respect to Eurodollar Loans, or, in each case, a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than such required minimum amount, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 P.M. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the amount specified in the Notice of Borrowing in immediately available funds.

2.6               Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrower under the Revolving Commitments from time to time during the Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero or an Overadvance would exist, and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

2.7               Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)                Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender irrevocable telephonic or electronic notice (which notice must be received by the Swingline Lender not later than 12:00 P.M. on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Borrower. Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b) (subject to Section 2.7(c)), such Swingline Loan shall be repaid by the Borrower no later than the earlier of (x) ten (10) Business Days after the advance of such Swingline Loan and (y) the Revolving Termination Date.

(b)                The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender to the Borrower and the Revolving Lenders no later than 12:00 P.M. and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M. one Business Day after the date of such notice. The proceeds of such Revolving Loan shall immediately be made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. The Borrower irrevocably authorizes the Swingline Lender with notice to the Borrower to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) immediately to pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.

(c)                If prior to the time that the Borrower has repaid the Swingline Loans pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one (1) Business Days’ notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.

(d)                Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)                 The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Required Lenders and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the resignation of the Swingline Lender hereunder, the resigning Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to only Swingline Loans made by it prior to such resignation that have not been repaid, but shall not be required to make any additional Swingline Loans.

2.8               Overadvances.

(a)                If at any time or for any reason either the aggregate amount of the Total Revolving Extensions of Credit exceeds the amount of the Total Revolving Commitments then in effect, (any such excess, an “Overadvance”), the Borrower shall, if the amount of such Overadvance is (a) equal or greater than $1,000,000, immediately pay the full amount of such Overadvance to the Administrative Agent, on demand, or (b) less than $1,000,000, within one (1) Business Day after the receipt of a request by the Administrative Agent therefor, pay the full amount of such Overadvance to the Administrative Agent for application against the Revolving Extensions of Credit in accordance with the terms hereof.

(b)                [Reserved].

2.9               Fees.

(a)                Fee Letter. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

(b)                Commitment Fee. As additional compensation for the Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in arrears, on the first day of each quarter prior to the Revolving Termination Date and on the Revolving Termination Date, a fee for the Borrower’s non-use of available funds in an amount equal to the Commitment Fee Rate per annum multiplied by the difference between (x) the Total Revolving Commitments (as they may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Total Revolving Extensions of Credit (excluding in respect of Swingline Loans).

(c)                Fees Nonrefundable. Except as set forth in the Fee Letter, all fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.

2.10           Termination or Reduction of Commitments.

The Borrower shall have the right, without penalty or premium, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans to be made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided further, if in connection with any such reduction or termination of the Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower shall have the right, without penalty or premium, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the L/C Commitments then in effect.

2.11           Optional Loan Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M. three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M. one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Prepayments made pursuant to this Section 2.11 on or prior to the 2022 Audited Financial Statement Delivery Date shall be applied to the prepayment of installments due in respect of the Term Loans in inverse order of maturity (including to the bullet payment on the Term Loan Maturity Date), and prepayments made pursuant to this Section 2.11 thereafter shall be applied to the prepayment of installments due in respect of the Term Loans in direct order of maturity (unless otherwise directed by the Borrower), in accordance with Sections 2.3 and 2.18(b)

Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. The foregoing provisions set forth in this Section 2.11 will not apply with respect to any Discounted Prepayment governed by Section 2.29 or to any assignments to Holdings, the Borrower or any Subsidiary made pursuant to 10.6(h).

2.12           Mandatory Prepayments.

(a)                Without duplication of Section 2.12(b), if any Indebtedness shall be incurred by any Group Member which constitutes a Junior Debt Incurrence Event, an amount equal to 50% of the cash proceeds (net of (i) costs and fees associated with derivative transactions (including, without limitation, hedging transactions), the aggregate amount of share repurchases made with the proceeds of such Junior Debt Incurrence Event and permitted by Section 7.6(k), attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by any Group Member in connection with such Junior Debt Incurrence Event and (ii) other amounts reasonably acceptable to the Administrative Agent) thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(e).

(b)                Without duplication of Section 2.12(a), if any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 (other than Credit Agreement Refinancing Indebtedness)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(e).

(c)                If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered within three Business Days after receipt thereof, such Net Cash Proceeds shall be applied after such third Business Day toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e); provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e).

(d)                If, for any fiscal year of the Borrower commencing after the end of the fiscal year ending December 31, 2021, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the difference of 50% of such Excess Cash Flow minus the aggregate amount of any voluntary prepayments (including Discounted Prepayments made pursuant to Section 2.29 and assignments to Holdings, the Borrower or any Subsidiary made pursuant to Section 10.6(h), with the amount of such prepayment being equal to the amount actually paid by the Borrower (or Holdings or any Subsidiary, as applicable); provided, that, with respect to the open market purchase made pursuant to Section 10.6(h)(i) on the Third Amendment Effective Date, Excess Cash Flow shall not be reduced by the portion of such open market purchase funded with the proceeds of the Third Amendment Term Loan) of the Term Loans or to the extent the Revolving Commitment is permanently reduced by an amount equal to such payment, any voluntary prepayments of the Revolving Loans, made during such year; provided that such percentage shall be reduced to (i) 25% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00 but greater than 2.00 to 1.00 and (ii) 0% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00 to 1.00. Each such prepayment shall be made on a date (each an “Excess Cash Flow Application Date”) occurring no later than the earliest of three Business Days after (i) the date on which the financial statements of Holdings referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders, and (ii) the date such financial statements are actually delivered.

(e)                Amounts to be applied in connection with prepayments made pursuant to (i) this Section 2.12 (other than Section 2.12(a)) shall be applied to the prepayment of installments due in respect of the Term Loans in direct order of maturity for the next four scheduled payments of Term Loans required under Section 2.3, and then ratably to the remaining scheduled installments due in respect of the Term Loans in accordance with Sections 2.3 and 2.18(b); and (ii) Section 2.12(a) shall be applied to the prepayment of installments due in respect of the Term Loans in inverse order of maturity (including to the bullet payment on the Term Loan Maturity Date);

provided that any Term Lender may decline any such prepayment made pursuant to this Section 2.12 (other than any prepayment made with the proceeds of Credit Agreement Refinancing Indebtedness) (the aggregate amount of all such prepayments declined in connection with any particular prepayment, collectively, the “Declined Amount”), in which case the Declined Amount shall be distributed first, to the prepayment, on a pro rata basis, of the Term Loans held by Term Lenders that have elected to accept such Declined Amounts; second, to the extent of any residual, if no Term Loans remain outstanding, to the prepayment of the Revolving Loans in accordance with Section 2.15(c) (with no corresponding permanent reduction in the Revolving Commitments); third, to the extent of any residual, if no Term Loans or Revolving Loans remain outstanding, to the deposit of an amount in cash (in an amount not to exceed 105% of the then existing L/C Exposure) in a cash collateral account for the benefit of the L/C Lenders on terms and conditions satisfactory to the Issuing Lender; and fourth, to the extent of any residual, retained by the Borrower. Each prepayment of the Loans under this Section 2.12 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans, in the event all Revolving Commitments have not been terminated) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall deliver to the Administrative Agent and each Term Lender notice of each prepayment of Term Loans in whole or in part pursuant to this Section 2.12 not less than three (3) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the options of each Term Lender to (x) decline or accept its share of such prepayment and (y) to accept Declined Amounts. Any Term Lender that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify the Administrative Agent by facsimile not later than one (1) Business Day prior to the Mandatory Prepayment Date.

(f)                 The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment or reduction.

(g)                No prepayment fee or other penalty or premium shall be payable in respect of any mandatory prepayments made pursuant to this Section 2.12.

(h)                Notwithstanding any provisions of this Section 2.12 to the contrary, to the extent the Borrower determines, acting in good faith, that any repatriation or distribution (or deemed repatriation or deemed distribution for tax purposes) to the Borrower of Net Cash Proceeds or Excess Cash Flow described in this Section 2.12 that are attributable to any Subsidiary would reasonably be expected to result in material adverse Tax consequences to any Group Member (as determined by the Borrower in good faith), or would be prohibited or restricted by applicable Requirements of Law, or applicable Operating Documents or material agreements of such Subsidiary, the applicable Net Cash Proceeds or Excess Cash Flow shall not be required to be so repatriated or distributed and the relevant amounts shall not be required to be prepaid in accordance with this Section 2.12. To the extent that the relevant adverse Tax consequences, restrictions imposed by Requirements of Law or restrictions set forth in the applicable Operating Documents or material agreements, in each case, would no longer be applicable at any time in the twelve (12) month period following the day that the relevant amounts would otherwise be required to be prepaid pursuant to this Section 2.12, the Borrower shall cause such amounts to be prepaid as and to the extent otherwise required pursuant to this Section 2.12. The Borrower will use commercially reasonable efforts to avoid or mitigate any material adverse Tax consequences, restrictions imposed by Requirements of Law and restrictions set forth in the applicable Operating Documents or material agreements, in each case, that would otherwise limit an obligation of the Borrower to make a mandatory prepayment in accordance with the terms of this Section 2.12.

2.13           Conversion and Continuation Options.

(a)                The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 11:00 A.M. on the Business Day preceding the proposed conversion date; provided that, if any such conversion of Eurodollar Loans shall occur on a date other than the last day of an Interest Period with respect thereto, the Borrower shall pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 11:00 A.M. on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14           Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven (7) Eurodollar Tranches shall be outstanding at any one time.

2.15           Interest Rates and Payment Dates.

(a)                Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin for Eurodollar Loans.

(b)                Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin for ABR Loans.

(c)                During the continuance of an Event of Default, at the request of the Required Lenders, all overdue payments of principal and interest on outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to such overdue amounts automatically and without any Required Lender consent therefor upon the occurrence of any Event of Default arising under Section 8.1(a) or (f).

(d)                Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

2.16           Computation of Interest and Fees.

(a)                Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17           Inability to Determine Interest Rate.

(a)                Temporary Unavailability of LIBOR. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market or the Eurodollar Rate being otherwise unavailable, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof as soon as practicable thereafter. Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, until such notice has been withdrawn by the Administrative Agent, (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

(b)                Benchmark Replacement Setting.

(i)                 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than Benchmark Replacement Conforming Changes made in accordance with clause (ii) below) so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)               Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)             Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (E) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17(b).

(iv)              Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of any Loans to be made, converted or continued with respect to the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (i) the obligation of the Lenders to make or maintain Loans with respect to such Benchmark shall be suspended, (ii) any request for a Borrowing of, conversion to or continuation of Loans with respect to such Benchmark shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to ABR Loans, and (iii) the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.

(v)                Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement (including Term SOFR after a Term SOFR Transition Event)), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)              Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, after consultation with the Borrower, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(vii)            Notwithstanding anything herein or in any Loan Document to the contrary, the Administrative Agent and the Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final U.S. Treasury Regulations or other Internal Revenue Service guidance such that the use of an alternate rate of interest pursuant to this Section 2.17 shall not result in a deemed exchange of any Loan under Section 1001 of the Code.

2.18           Pro Rata Treatment and Payments.

(a)                Except as set forth in any Incremental Amendment, Extension Amendment or Refinancing Amendment, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)                Except as otherwise provided herein (including as set forth in any Incremental Amendment, Extension Amendment or Refinancing Amendment), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)                Except as otherwise provided in any Extension Amendment or Refinancing Amendment, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)                Subject to Section 2.20(a), all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 11:00 A.M. on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 11:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)                Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, their respective pro rata shares of the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against the Borrower.

(g)                If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)                The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iv) fund its respective Swingline Participation Amount of any Swingline Loan, and (v) make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i)                 Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j)                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest, fees, and Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, and Overadvances then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k)                If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any of its Affiliates (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements with respect to an Obligation of the Borrower may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.

(l)                 [Reserved].

(m)              Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan to the Borrower in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the Total Revolving Extensions of Credit will not exceed the Total Revolving Commitments.

2.19           Illegality; Requirements of Law.

(a)                Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans, or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)                Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any rule, guideline or directive by any Governmental Authority made subsequent to the date hereof:

(i)                 shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)               shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii)             impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)                If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d)                For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)                A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent), including in reasonable detail a description of the basis for such claim and an explanation of how such amounts were determined, shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.19 for any amounts incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.20           Taxes.

For purposes of this Section 2.20, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(a)                Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and the Borrower shall, and shall cause each other Loan Party to, comply with the requirements set forth in this Section 2.20. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Tax applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(b)                Payment of Other Taxes. The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)                Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20(d) (but without duplication of any amounts compensated for by another provision of this Agreement or any other Loan Document) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (excluding any amount of value added Tax which is recovered by such Recipient) (including any recording and filing fees with respect thereto or resulting therefrom and any interest, penalties or similar liabilities imposed by the applicable Governmental Authority with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, including in reasonable detail a description of the basis for such payment or liability and an explanation of how the amount of such payment or liability was determined, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).

(f)                 Status of Lenders.

(i)                 Any Lender (including, solely for purposes of this Section 2.20(f), the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B), or (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed, valid and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed, valid and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed, valid and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                properly completed, valid and executed originals of IRS Form W-8ECI (or any successor form);

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed, valid and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4)                to the extent a Foreign Lender is not the beneficial owner, properly completed, valid and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), valid executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)             [Reserved],

(iv)              Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(g)                [Reserved].

(h)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                 Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

2.21           Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans by the Borrower on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.

2.22           Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b), Section 2.20(c) or Section 2.20(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b), Section 2.20(c) or Section 2.20(d). The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.23           Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount, regardless of whether the Lender makes a request for such payment), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)                a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19(b) or Section 2.19(c);

(b)                a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)                notice from the Administrative Agent that a Lender is a Defaulting Lender or a Non-Consenting Lender; then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other Obligations payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance); provided that, if such Affected Lender does not comply with Section 10.6 within ten Business Days after the Borrower’s request, compliance with Section 10.6 shall not be required to effect such assignment, and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a (i) Minority Lender referred to in clause (b) of this Section 2.23 or (ii) a Non-Consenting Lender referred to in clause (c) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.24           Defaulting Lenders.

(a)                Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                 Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.

(ii)               Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees.

(A)              No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)              Each Defaulting Lender shall be limited in its right to receive letter of credit fees as provided in Section 3.3(d).

(C)              With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such letter of credit fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such letter of credit fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such letter of credit fee.

(iv)              Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the Revolving Percentage of each Non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each Non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the applicable Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date of such reallocation, no Event of Default has occurred and is continuing; and (B) the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of such Non-Defaulting Lender minus (2) such Non-Defaulting Lender’s Revolving Percentage of the Total Revolving Extensions of Credit. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b)                Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages, and Term Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)                New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d)                Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) on the date of such termination, no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender.

2.25           Joint and Several Liability. To the extent that any Loan Party shall, under this Agreement and the other Loan Documents as a joint and several obligor, repay any of the Obligations made to another Loan Party hereunder or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each other Loan Party that is a joint and several obligor in respect of the Obligations in an amount, for each of such other Loan Party, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

2.26           Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.27           Incremental Facility.

(a)                At any time after the Closing Date during the Commitment Period (in the case of a Revolving Commitment Increase) or any time after the Closing Date and prior to the Term Loan Maturity Date (in the case of an Incremental Term Facility), the Borrower may request (but subject, in each case, to the conditions set forth in clause (b) below) (x) the Revolving Commitments be increased (or, solely in connection with a Limited Condition Acquisition, a separate tranche of Revolving Commitments may be created) by an amount not to exceed the Available Incremental Amount (each such increase, a “Revolving Commitment Increase”) and/or (y) the Lenders establish an incremental term loan facility (which may be an increase to the Term Facility) under this Agreement in an aggregate principal amount not to exceed the Available Incremental Amount (each such facility, an “Incremental Term Facility” and, together with any Revolving Commitment Increase, the “Incremental Facilities”). No Lender shall be obligated to participate in an Incremental Facility. Any Incremental Facility shall be in an amount of at least $10,000,000 (or, if the Available Incremental Amount is less than $10,000,000, such remaining Available Incremental Amount) and integral multiples of $1,000,000 in excess thereof. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of Incremental Facilities exceed the Available Incremental Amount during the term of the Agreement. If the Borrower incurs indebtedness under an Incremental Facility under the Fixed Incremental Amount prong of the Available Incremental Amount on the same date that it incurs indebtedness under the Ratio Incremental Amount prong of the Available Incremental Amount and/or that it incurs Revolving Loans, then the Consolidated Net Leverage Ratio (and, following a Junior Debt Incurrence Event, the Consolidated Senior Net Leverage Ratio) will be calculated with respect to such incurrence under the Ratio Incremental Amount without regard to any incurrence of indebtedness under the Fixed Incremental Amount or any incurrence of Revolving Loans. Unless the Borrower elects otherwise, each Incremental Facility will be deemed incurred first under the Ratio Incremental Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount. The Borrower may, in its sole discretion, at the time of incurrence of any Incremental Facility, or at any later time, divide, classify or reclassify, any Incremental Facility incurred as Fixed Incremental Amount as an Incremental Facility incurred as Ratio Incremental Amount.

(b)                Each of the following shall be conditions precedent to the effectiveness of any Incremental Facility:

(i)                 the Borrower shall have delivered an irrevocable written request to the Administrative Agent for such Incremental Facility at least ten (10) Business Days prior to the requested effective date of such Incremental Facility (or such shorter period as agreed to by the Administrative Agent), and promptly after receipt thereof, the Administrative Agent shall invite each Lender to provide the Incremental Facility ratably in accordance with its Aggregate Exposure Percentage of each requested Incremental Facility (it being agreed that no Lender shall be obligated to provide an Incremental Facility and that any Lender may elect to participate in such Incremental Facility in an amount that is less than its Aggregate Exposure Percentage of such requested Incremental Facility or more than its Aggregate Exposure Percentage of such requested Incremental Facility if other Lenders have elected not to participate in any applicable requested Incremental Facility in accordance with their Aggregate Exposure Percentages) and to the extent five (5) Business Days after receipt of invitation, sufficient Lenders do not agree to provide the Incremental Facility on terms acceptable to the Borrower, then the Borrower may invite any prospective lender that satisfies the criteria of being an “Eligible Assignee” to become a Lender in connection with the proposed Incremental Facility;

(ii)               each Lender agreeing to participate in any such Incremental Facility, the Borrower and the Administrative Agent have signed an Incremental Joinder (any Incremental Joinder may, with the consent of the Administrative Agent, the Borrower and the Lenders agreeing to such Incremental Facility, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.27) and the Borrower shall have executed any Notes requested by any Lender in connection with the incurrence of the Incremental Facility. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, an Incremental Joinder reasonably satisfactory to the Administrative Agent, and the amendments to this Agreement effected thereby, shall not require the consent of any Lender other than the Lender(s) agreeing to fund such Incremental Facility;

(iii)             subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to any Permitted Acquisition corresponding to the incurrence of such Incremental Facility, each of the conditions precedent set forth in Section 5.2(a) and (e) are satisfied; provided that, to the extent agreed to by the Lenders providing any such Incremental Facility, the condition set forth in Section 5.2(a) may be satisfied with (x) the accuracy of customary “specified representations” and “acquisition agreement representations” and (y) such other limitations or exceptions to representations and warranties as may be agreed by the lenders providing such Incremental Facility); provided further that the condition set forth in Section 5.2(e) may be satisfied, if agreed by the lenders providing such Incremental Facility, so long as no Default or Event of Default pursuant to Section 8.1(a) or (f) has occurred or is continuing;

(iv)              after giving pro forma effect to such Incremental Facility and the use of proceeds thereof, subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to any Permitted Acquisition corresponding to the incurrence of such Incremental Facility, the Borrower shall be in compliance with the then applicable financial covenants set forth in Section 7.1 hereof as of the end of the most recently ended quarter for which financial statements are required to be delivered prior to the incurrence of such Incremental Facility (without netting the proceeds of such Incremental Facility from the calculation of the Consolidated Net Leverage Ratio (or, following a Junior Debt Incurrence Event, from the calculation of the Consolidated Senior Net Leverage Ratio) and in the case of a Revolving Commitment Increase, assuming the Revolving Facility was fully drawn); provided that, (A) prior to a Junior Debt Incurrence Event, the Consolidated Net Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(b) for such period and (B) from and after a Junior Debt Incurrence Event, (A) the Consolidated Senior Net Leverage Ratio shall be equal to or less than 2.75:1.00 and (B) the Consolidated Net Leverage Ratio shall be equal to or less than 3.75:1.00, and the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent evidencing compliance with the requirements of this clause (iv) and clause (iii) above;

(v)                upon the incurrence of any Revolving Commitment Increase in accordance with this Section 2.27, all outstanding Loans, participations hereunder in Letters of Credit and participation hereunder in Swingline Loans held by each Lender shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Revolving Percentages and L/C Percentages, pursuant to procedures reasonably determined by the Administrative Agent;

(vi)              any such Revolving Commitment Increase or increase to the Term Facility shall be on the same terms (including pricing and maturity date) as, and shall be pursuant to the same documentation applicable to, the Revolving Facility or Term Facility then in effect. as applicable;

(vii)            any Incremental Term Loan Facility providing for a separate tranche of Term Loans may provide for the ability to participate (A) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary prepayments of the Term Loans and (B) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of the Term Loans, and, in any case, (A) no Incremental Term Loan shall have a final maturity date earlier (but may be later) than the Term Loan Maturity Date and (B) the amortization schedule of any Incremental Term Loan shall not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Term Loans made on the Closing Date;

(viii)          any Incremental Term Loan and Revolving Commitment Increase shall rank pari passu or junior in right of security in respect of the Collateral. No Incremental Facility will be guaranteed by any Person other than a Guarantor hereunder and shall not be secured by any property or assets other than the Collateral;

(ix)              the all-in yield (based on the interest rate and original issue discount and upfront fees, if any, but excluding other amounts, including arrangement, commitment, structuring and underwriting fees) applicable to any Incremental Term Loan shall not be more than 0.50% per annum higher than the corresponding all-in yield with respect to the then-existing Term Loans (measured based on the all-in yield with respect to the Term Loans made on the Closing Date) unless the Applicable Margin with respect to the then-existing Term Loans is increased by an amount equal to the difference between the all-in yield with respect to such Incremental Facility and the all-in yield applicable to the then-existing Term Loans minus 0.50%; and

(x)                the Borrower shall have paid all fees and expenses in connection with the exercise of the applicable Incremental Facility.

(c)                Upon the effectiveness of any Incremental Facility, (i) in the case of a Revolving Commitment Increase, (x) all references in this Agreement and any other Loan Document to the Revolving Commitments shall be deemed, unless the context otherwise requires, to include such Revolving Commitment Increase advanced pursuant to this Section 2.27 and (y) all references in this Agreement and any other Loan Document to the Revolving Commitment shall be deemed, unless the context otherwise requires, to include the commitment to advance an amount equal to such Revolving Commitment Increase pursuant to this Section 2.27 and (ii) in the case of an Incremental Term Facility, all references in this Agreement and any other Loan Document to the Loans and/or Lenders shall be deemed, unless the context otherwise requires, to include the term loans incurred pursuant to such Incremental Term Facility and the lenders thereunder.

(d)                The Incremental Facilities established pursuant to this Section 2.27 shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents, other than in the case of an Incremental Term Facility that is secured on a junior basis in respect of the Collateral. The Loan Parties shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted under the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Facility, which actions may include reaffirming Liens and entering into supplements, amendments, restatements or replacements of the Security Documents and executing and delivering all documents, instruments and legal opinions in connection therewith reasonably requested by the Administrative Agent.

(e)                Any documentation with respect to any Incremental Term Facility which differ from those with respect to the Term Loans made on the Closing Date (except to the extent permitted hereunder) shall reflect terms and conditions at the time of issuance thereof as determined by the Borrower and the Administrative Agent or otherwise be reasonably acceptable to the Administrative Agent (it being understood that terms differing from those with respect to the Term Loans made on the Closing Date are acceptable if (1) the Lenders under the Term Loan Facility also receive the benefits of each term or (2) are applicable only after the Term Loan Maturity Date).

2.28           Credit Agreement Refinancing Indebtedness.

(a)                Refinancing Loans. At any time after the Closing Date, the Borrower may obtain (i) from any Lender or any prospective lender Credit Agreement Refinancing Indebtedness in the form of Refinancing Loans or Refinancing Commitments, in each case pursuant to a Refinancing Amendment or (ii) from any bank, other financial institution or institutional investor that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness in any other form, such other Credit Agreement Refinancing Indebtedness, in each case to refinance (and to reduce on a dollar-for-dollar or greater basis) all or any portion of the Loans then outstanding under this Agreement.

(b)                Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Sections 5.1 and 5.2 as may be requested by the providers of applicable Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans or Revolving Loans subject thereto as Refinancing Term Loans or Refinancing Revolving Loans, respectively).

(c)                Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28. This Section 2.28 supersedes any provisions in Section 10.1 to the contrary.

(d)                Other Credit Agreement Refinancing Indebtedness. Credit Agreement Refinancing Indebtedness incurred pursuant to clause (ii) of the definition thereof will be subject to terms and conditions as agreed by the providers of the applicable loans.

(e)                Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to make all or any portion of any Refinancing Loan) or by other Persons on terms permitted by this Section 2.28; provided that the Administrative Agent, each Issuing Bank and the Swing Line Lender will have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Refinancing Loans or Refinancing Commitments if such consent would be required under Section 10.6(b) for an assignment of Loans or Commitments to such Person.

2.29           Discounted Prepayments.

(a)                Generally. Notwithstanding anything in any Loan Document to the contrary, so long as (i) no Default or Event of Default has occurred and is continuing on both the date a Discounted Prepayment Notice (as defined below) is delivered to the Administrative Agent and the Lenders and the date a Discounted Prepayment (as defined below) is made (both before and after giving effect thereto), and (ii) no proceeds of Revolving Loans or Swing Line Loans are used to make any such Discounted Prepayment, the Borrower (in such capacity, the “Discounted Prepayment Offeror”) will be permitted to (x) offer to make voluntary prepayments of the Term Loans from internally generated funds (a “Discounted Prepayment”) on one or more occasions pursuant to the provisions of this Section 2.29, and (y) make such Discounted Prepayment on one or more occasions pursuant to the provisions of this Section 2.29 (it being understood that no Lender will have an obligation to accept a Discounted Prepayment).

(b)                Procedures. In connection with any Discounted Prepayment, the Discounted Prepayment Offeror will notify the Administrative Agent in writing (the “Discounted Prepayment Notice”) that the Discounted Prepayment Offeror desires to prepay the Term Loans on a Business Day, in a maximum aggregate amount (which amount will be not less than $1,000,000 and whole increments of $100,000 in excess thereof) (the “Discounted Prepayment Amount”) at a discount to par (which will be expressed as a range of percentages of par of the principal amount of the Term Loans) specified by the Discounted Prepayment Offeror with respect to each Discounted Prepayment (the “Discount Price Range”); provided that (i) such notice will be received by the Administrative Agent and Lenders no earlier than 15 Business Days and no later than 5 Business Days prior to the proposed date by which Lenders are required to respond to the Discounted Prepayment Notice if they desire to participate (the “Discounted Prepayment Response Date”) and (ii) the offer in any such notice will be made to all Lenders holding Term Loans (it being understood that different Discount Price Ranges may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.29). The Administrative Agent will promptly provide each Lender of the applicable tranche(s) a copy of such Discounted Prepayment Notice. In connection with a Discounted Prepayment, each Lender holding the Term Loans of the applicable tranche(s) will be entitled to specify to the Administrative Agent a discount to par (which will be expressed as a price equal to a percentage of par of the principal amount of the Term Loans held by such Lender, the “Acceptable Discount Price”) within the Discount Price Range for a principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans of the applicable tranche held by such Lender at which such Lender is willing to accept such Discounted Prepayment. Each response by a Lender to a Discounted Prepayment Notice (x) will be due no later than 5:00 p.m. on the Discounted Prepayment Response Date, (y) to the extent not timely received by the Administrative Agent will be disregarded and such Lender will be deemed to have declined the Discounted Prepayment offer and (z) to the extent timely received by the Administrative Agent will be irrevocable. The Administrative Agent will provide the Discounted Prepayment Offeror with a summary of all tenders by Lenders in response to the Discounted Prepayment Notice and, based on the Acceptable Discount Prices and principal amounts of the Term Loans of the applicable tranches specified by Lenders, the Administrative Agent, in consultation with the Discounted Prepayment Offeror, will determine the applicable discount price (the “Applicable Discount Price”) for the applicable Discounted Prepayment of all Loans to be prepaid in such Discounted Prepayment, which will be the lower of (i) the lowest Acceptable Discount Price at which the Discounted Prepayment Offeror can complete the Discounted Prepayment for 100% of the Discounted Prepayment Amount and (ii) if the Lenders’ response is such that the Discounted Prepayment could not be completed for 100% of the Discounted Prepayment Amount, the highest Acceptable Discount Price specified by the Lenders that is within the Discount Price Range specified by the Discounted Prepayment Offeror. The Discounted Prepayment Offeror will have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Prepayment and rescind any Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Discounted Prepayment Response Date (and if such offer is revoked or notice rescinded, any failure by the Discounted Prepayment Offeror to make a prepayment to a Lender, as applicable, pursuant to this Section will not constitute a Default or Event of Default under Section 8.1 or otherwise).

(c)                Prepayments; Application. The Discounted Prepayment Offeror will prepay the Term Loans of the applicable tranche(s) (or the respective portion thereof) accepted by Lenders at the Acceptable Discount Prices specified by each such Lender that are equal to or less than (expressed as a percentage of par of the principal amount of Term Loans) the Applicable Discount Price (“Qualifying Term Loans”) at the Applicable Discount Price; provided that if the aggregate proceeds required to prepay Qualifying Term Loans (disregarding any interest payable under this Section 2.29) would exceed the Discounted Prepayment Amount for such Discounted Prepayment, the Discounted Prepayment Offeror will prepay such Qualifying Term Loans at the Applicable Discount Price ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by the Administrative Agent). The portion of the Term Loans prepaid by the Discounted Prepayment Offeror pursuant to this Section 2.29 will be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment. The par principal amount of the Term Loans prepaid pursuant to this Section 2.29 will be applied to reduce the remaining installments of Term Loans pro rata against all such scheduled installments (including, for the avoidance of doubt, the amount of scheduled installments owing to Lenders not prepaid pursuant to this Section 2.29). The Administrative Agent will notify the Discounted Prepayment Offeror and the Lenders that received the applicable Discounted Prepayment Notice of the results of the offer promptly after completion of the determinations referred to above, and the Discounted Prepayment Offeror will make the Discounted Prepayment no later than 3 Business Days after receipt of such notice. The par principal amount of the Term Loans prepaid pursuant to this Section 2.29 will be deemed immediately cancelled upon payment of the applicable Discounted Prepayment.

(d)                Lender Consent. The Lenders hereby consent to the transactions described in this Section 2.29 and waive (i) the requirements of Section 2.18 or any other requirement to the extent it would require that the Discounted Prepayment be made in respect of the Lenders’ Pro Rata Share of the Term Loans or with respect to all tranches of Term Loans, and (ii) the requirements of any provision of this Agreement or any other Loan Document that might otherwise result in a Default or Event of Default as a result of a Discounted Prepayment.

(e)                Miscellaneous. Each Discounted Prepayment will be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, type and Interest Periods of accepted Term Loans, conditions for terminating a Discounted Prepayment or rescinding an acceptance of prepayment, forms of other notices (including notices of offer and acceptance) by the Discounted Prepayment Offeror and Lenders and determination of Applicable Discount Price) established by the Administrative Agent acting in its reasonable discretion in consultation with the Discounted Prepayment Offeror. The making of a Discounted Prepayment will be deemed to be a representation and warranty by the Borrower that all conditions precedent to such Discounted Prepayment set forth in this Section 2.29 were satisfied in all respects.

SECTION 3
LETTERS OF CREDIT

3.1               L/C Commitment.

(a)                Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower (or, with the consent of the applicable Issuing Lender, any Group Member) on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Exposure would exceed the Total L/C Commitments at such time or the Available Revolving Commitments would be less than zero at such time, or (ii) an Overadvance would exist at such time. Except as otherwise agreed by the Issuing Lender and the Administrative Agent in their sole discretion, each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that (i) any Letter of Credit may provide for the renewal thereof for additional one-year periods (which, except as otherwise agreed by the Issuing Lender and the Administrative Agent in their sole discretion, shall in no event extend beyond the date referred to in clause (y) above) and (ii) in the event that the Issuing Lender and the Administrative Agent agree to issue a Letter of Credit with an expiration date that is after the Letter of Credit Maturity Date, such Letter of Credit shall be required to be Cash Collateralized on or prior to the Letter of Credit Maturity Date in an amount equal to 105% of the L/C Exposure attributable to such Letter of Credit in accordance with Section 3.10. Each Letter of Credit shall be denominated in Dollars, or, in the sole discretion of the Issuing Lender with respect to any particular Letter of Credit, an alternative foreign currency. For purposes of this Agreement, the stated amount of any Letter of Credit issued in an alternative currency shall be converted into Dollars from time to time by the Issuing Lender and upon any drawing under such Letter of Credit.

(b)                The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i)                 such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by any applicable Requirement of Law;

(ii)               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii)             subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to any acquisition corresponding to the issuance of such Letter of Credit, the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied (which notice shall contain a description of any such condition asserted not to be satisfied);

(iv)              any requested Letter of Credit is not in form and substance reasonably acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v)                such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi)              except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $25,000; or

(vii)            any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2               Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of the Borrower (or with the consent of the applicable Issuing Lender, any other Group Member) by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3               Fees and Other Charges.

(a)                The Borrower agrees to pay, (i) with respect to each outstanding Letter of Credit (including each Existing Letter of Credit), upon the issuance or renewal thereof, a fronting fee of 0.125% of the amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), and (ii) with respect to each outstanding Letter of Credit (including each Existing Letter of Credit) a letter of credit fee equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans per annum multiplied by the daily amount available to be drawn under each such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages) (a “Letter of Credit Fee”), payable quarterly in arrears on the last Business Day of each quarter of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, and (iii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)                In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are reasonably incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)                The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may reasonably require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d)                Any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account unless the Borrower has Cash Collateralized such Letter of Credit pursuant to Section 3.10(a).

(e)                All fees payable under this Section 3.3 shall be fully earned on the date paid and nonrefundable.

3.4               L/C Participations; Existing Letters of Credit.

(a)                L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)                Existing Letters of Credit. On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.3(a)(ii) and 3.3(b), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).

3.5               Reimbursement.

(a)                If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than (i) the immediately following Business Day if the Issuing Lender issues such notice before 11:00 A.M. on the date of such notice or (ii) on the second following Business Day if the Issuing Lender issues such notice on or after 11:00 A.M. on the date of such L/C Disbursement. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds; provided that the Borrower may request that such payment be financed with a Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligations to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan.

(b)                If the Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose); upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6               Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees of one external counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7               Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8               Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9               Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10           Cash Collateral.

(a)                Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan or Swingline Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% of the Fronting Exposure relating to the Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b)                Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% of the L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c)                Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents.

3.11           Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender who shall so agree to be designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit.

3.12           Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents (other than with respect to the rights of the retiring Issuing Lender with respect to Letters of Credit issued by such retiring Issuing Lender) and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

3.13           Applicability of UCP and ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to (a) with respect to standby Letters of Credit, the rules of the ISP, and (b) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce on the date any commercial Letter of Credit is issued.

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, Holdings and Borrower hereby represent and warrant to the Administrative Agent and each Lender, as to themselves and each of their respective Subsidiaries (and for the avoidance of doubt such representations and warranties shall be made on and as of the Closing Date, but, other than as set forth in Section 5.1(d), the accuracy of such representations and warranties shall not constitute a condition to the effectiveness of this Agreement and the obligation of each Lender to make the Initial Credit Extension), that:

4.1               Financial Condition.

(a)                [Reserved].

(b)                The audited consolidated balance sheets of Holdings and its Subsidiaries as of December 31, 2018 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2018 to and including the date hereof, there has been no Disposition by any Group Member of any material part of the business or property of the Group Members, taken as a whole.

4.2               No Change. Since December 31, 2018, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3               Existence; Compliance with Law. Each Group Member (a) other than any Immaterial Subsidiary that is not a Loan Party, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4               Power, Authorization; Enforceable Obligations. (a) Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder; (b) each Loan Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement; (c) no material Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and any other filings from time to time required under the Guarantee and Collateral Agreement, and (iii) routine Tax filings; (d) each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto; (e) this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5               No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (except as set forth on Schedule 4.5), its Operating Documents or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any Contractual Obligation (other than the Liens created by the Security Documents). No Group Member has violated any Requirement of Law or violated or failed to comply with any Contractual Obligation or any provision of an Operating Document applicable to Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. The violations of Requirements of Law referenced on Schedule 4.5 shall not have a material adverse effect on any rights of the Lenders or the Administrative Agent pursuant to the Loan Documents.

4.6               Litigation. (a) No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings and the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues, and (b) to the knowledge of the Group Members, no investigation concerning any Group Member is pending or threatened, in each case of (a) and (b), (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect.

4.7               No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension under this Agreement.

4.8               Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, in each case, except as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.8. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the Closing Date, if any. Section 11 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the Closing Date.

4.9               Intellectual Property. Each Group Member owns, or is licensed to use, to the knowledge of such Group Member, all material Intellectual Property necessary for the conduct of its business as currently conducted. Except as listed on Schedule 4.9, no claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity of any Group Member’s Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement or violation could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of Holdings and the Borrower, threatened to such effect, unless such claim could not reasonably be expected to have a Material Adverse Effect.

4.10           Taxes. Each Group Member has filed or caused to be filed all material income and all other material state and other material tax returns that are required to be filed by it and has paid all material taxes shown to be due and payable by it on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority that are due and payable (other than any taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed on any property of a Loan Party that is still in effect (other than Liens permitted by Section 7.3(a)), and, to the knowledge of Holdings and the Borrower, no claim is being asserted by any Governmental Authority, with respect to any such tax, fee or other charge that is not being contested in good faith and by appropriate proceedings.

4.11           Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying’ or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12           Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings and the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13           ERISA.

Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)                Each Loan Party and, to each Loan Party’s knowledge, each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations in all material respects under each Pension Plan;

(b)                no ERISA Event has occurred or is reasonably expected to occur;

(c)                each Loan Party and, to each Loan Party’s knowledge, each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan;

(d)                as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000;

(e)                all liabilities under each Pension Plan are (i) funded to at least the minimum level required by law, (ii) insured with a reputable insurance company; (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and

(f)                 (i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by ERISA 3(42); (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans.

4.14           Investment Company Act; Other Regulations. (a) No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended and (b) except as set forth on Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15           Subsidiaries.

(a)                Except as disclosed to the Administrative Agent by Holdings in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member, and (b) except as set forth on Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings or any Subsidiary, except as may be created by the Loan Documents (other than non-consensual Liens permitted by Section 7.3).

(b)                No Immaterial Subsidiary (a) holds assets representing more than 1.0% of Holdings’ consolidated total assets (excluding Investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) (determined in accordance with GAAP), (b) has generated more than 1.0% of Holdings’ consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(c); provided that all Subsidiaries that are individually Immaterial Subsidiaries do not have aggregate consolidated total assets (excluding Investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) that would represent 2.5% or more of Holdings’ consolidated total assets nor have generated 2.5% or more of Holdings’ consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) for such four fiscal quarter period, in each case determined in accordance with GAAP, or (c) owns any material Intellectual Property.

4.16           Use of Proceeds. The proceeds of the (a) Term Loans funded on the Closing Date and any Initial Revolving Borrowings shall be used on the Closing Date to (i) consummate the Acquisition and the other Closing Date Transactions, (ii) repay the Acquired Business Existing Debt and Indebtedness under the Existing Credit Agreement and (iii) pay the Closing Date Transaction Costs; and (b) Revolving Loans funded after the Closing Date shall be used for general corporate purposes and other purposes not prohibited hereunder.

4.17           Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                To the knowledge of Holdings, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of Holdings and the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b)                no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)                no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of Holdings and the Borrower, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)                there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)                 the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and, to the knowledge of Holdings and the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)                no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18           Accuracy of Information, etc. No statement or information (other than projections and other forward looking information and information of a general economic or industry nature) contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19           Security Documents.

(a)                On the Closing Date, the Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), to the extent certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Documents, to the extent a lien thereon may be perfected by the filing of appropriate UCC-1 financing statements against each such Loan Party with the secretary of state of the state of incorporation or formation of each such Loan Party and appropriate filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, upon such filings, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3). As of the Closing Date, none of the Loan Parties that is a limited liability company or partnership has any Capital Stock that is a Certificated Security.

(b)                Each of the Mortgages, if any, delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except for Liens permitted by Section 7.3).

4.20           Solvency; Voidable Transaction. (a) The Borrower is, and the Loan Parties are, when taken as a whole, and immediately after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith, Solvent; and (b) no transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21           Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22           [Reserved].

4.23           [Reserved].

4.24           Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums thereon have been duly paid (which, for the avoidance of doubt, includes premiums paid on a periodic basis), no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25           No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.26           [Reserved].

4.27           [Reserved].

4.28           OFAC. Neither Holdings, the Borrower, nor any of their respective Subsidiaries, nor, to the knowledge of Holdings and each Group Member, any director, officer, employee, agent (in its capacity as agent for any Group Member), Controlled Affiliate of Holdings or representative (in its capacity as representative for any Group Member) thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.

4.29           Anti-Corruption Laws; Patriot Act.

(a)                Each of Holdings, the Borrower and their respective Subsidiaries have conducted their businesses in all material respects in compliance with applicable anti-corruption laws (including the Anti-Corruption Law (as amended) of the Cayman Islands) and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate applicable anti-corruption laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption laws.

(b)                Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the Patriot Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance in all material respects with applicable Anti-Terrorism Laws.

SECTION 5
CONDITIONS PRECEDENT

5.1               Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder (including the Initial Revolving Borrowing) (the “Initial Credit Extension”) shall be subject to the satisfaction (or waiver by the Lenders), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)                 this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower, each Guarantor and each Lender;

(ii)               the Collateral Information Certificate, executed by a Responsible Officer of the Borrower;

(iii)             if required by any Term Lender, a Term Loan Note executed by the Borrower in favor of such Term Lender;

(iv)              if required by any Revolving Lender, a Revolving Loan Note executed by the Borrower in favor of such Revolving Lender;

(v)                if required by the Swingline Lender, the Swingline Loan Note executed by the Borrower in favor of such Swingline Lender;

(vi)              the Guaranty and Collateral Agreement, executed and delivered by the Borrower and each Guarantor; and

(vii)            each applicable Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(viii)          a Notice of Borrowing, executed by the Borrower.

(b)                [Reserved].

(c)                Financial Statements; Projections. To the extent delivered to the Borrower pursuant to the Acquisition Agreement, the Administrative Agent shall have received (a) the audited consolidated balance sheet of the Acquired Business and the related audited condensed consolidated statements of comprehensive income (loss) and cash flows of the Acquired Business, for the fiscal year ended December 31, 2018, and (ii) the unaudited condensed consolidated balance sheet of the Acquired Business as of the fiscal quarter ended December 31, 2019, and the related unaudited condensed consolidated statements of comprehensive income (loss) and cash flows of the Acquired Business for such fiscal quarter, and (b) a pro forma condensed balance sheet as of December 31, 2019, and the related pro forma combined statement of operations of the Borrower and its Subsidiaries for the twelve month period ended as of such balance sheet date, in each case giving effect to the Closing Date Transactions as if they had occurred on such date (in the case of such pro forma balance sheet) or at the beginning of such period (in the case of such pro forma statement of operations).

(d)                Specified Representations and Acquisition Agreement Representations. Each of the Specified Representations and the Acquisition Agreement Representations will be accurate in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language, will be accurate in all respects); provided, that to the extent any Specified Representation with respect to the Acquired Business is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Company Material Adverse Effect” as defined in the Acquisition Agreement as in effect on November 14, 2019.

(e)                Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary, Managing Member or equivalent officer or other Responsible Officer of such Loan Party, substantially in the form of Exhibit C, attaching (A) the Operating Documents of such Loan Party, (B) the relevant board resolutions, shareholder resolutions (if required) or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party and (ii) a good standing certificate for each Loan Party from its respective jurisdiction of organization or incorporation.

(f)                 Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying that the conditions specified in Sections 5.2(a) and (e), and to the conditions specified in Sections 5.1(d), (h) and (q) have been satisfied.

(g)                Patriot Act, etc. The Administrative Agent shall have received, no less than three Business Days prior to the Closing Date, (i) all documentation and other information requested to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party (or its tax owner, in the case of a Loan Party that is a disregarded entity for U.S. federal income tax purposes) and (ii) to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation with respect to the Borrower which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, in each case, to the extent requested from the Borrower, at least ten Business Days prior to the Closing Date.

(h)                Consummation of Acquisition. The Acquisition will have been consummated substantially concurrently with the Initial Credit Extension on the Closing Date in accordance with the Acquisition Agreement as in effect on the date thereof without any waiver, amendment or modification thereof, in each case, that is materially adverse to the Lenders in their capacity as such unless consented to by the Lenders (such consent not to be unreasonably withheld or delayed).

(i)                 Insurance. Except as set forth in Section 5.3, the Administrative Agent shall have received insurance certificates satisfying the requirement of Section 6.6(b) hereof and Section 5.2(b) of the Guarantee and Collateral Agreement, in form and substance satisfactory to the Administrative Agent.

(j)                 Existing Credit Facilities, Etc. (A) All obligations (other than contingent indemnification obligations) of the Group Members in respect of the Existing Credit Agreement shall, substantially contemporaneously with the funding of certain Loan proceeds on the Closing Date have been paid in full, and (B) the Administrative Agent shall have received an executed copy of a payoff letter in form and substance reasonably satisfactory to the Administrative Agent with respect to the Acquired Business Existing Debt to the extent required by the Acquisition Agreement.

(k)                Collateral Matters.

(i)                 Filings, Registrations, Recordings, Agreements, Etc. Except as expressly set forth in Section 5.3, each document (including any UCC financing statements and Intellectual Property Security Agreements) required by the Security Documents or under applicable law to be filed, registered or recorded to create in favor of the Agent (for the benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation, or satisfactory arrangements shall have been made or agreed for such execution, delivery, filing or registration.

(ii)               In connection with the pledge of the Capital Stock of the Borrower, each Guarantor and each Subsidiary thereof, and the pledge of Indebtedness owing to the Loan Parties, in each case to the extent required under the Security Documents, Holdings, the Borrower and each applicable Guarantor Subsidiary will deliver, or cause to be delivered, to the Administrative Agent, to the extent required under the Security Documents and received from the Acquired Business, an original stock certificate or other instruments representing such pledged Capital Stock or Indebtedness, together with customary blank stock or other equity transfer powers and instruments of transfer and irrevocable powers duly executed in blank.

(iii)             Satisfaction of Requirements under Security Documents. The Administrative Agent shall have received all documents, notices or other items required to be delivered as of the Closing Date under each Security Document.

provided that, to the extent any liens on the Collateral have not attached or are not perfected on the Closing Date (other than to the extent that a lien on such Collateral may be perfected by (A) the filing of a financing statement under the Uniform Commercial Code or (B) the delivery of certificated securities representing Capital Stock of the Borrower and its respective direct wholly-owned material domestic Subsidiaries) after the Borrower’s use of commercially reasonable efforts to do so, such attachment or perfection will not constitute a condition precedent to the Initial Credit Extension on the Closing Date, but will be required in accordance with Section 5.3.

(l)                 [Reserved].

(m)              Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent to the extent invoiced in reasonable detail at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

(n)                Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Latham & Watkins LLP, counsel to the Loan Parties, and Feinberg Hanson LLP, Massachusetts counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent. Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent may reasonably require.

(o)                [Reserved].

(p)                Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or other officer with equivalent duties of the Borrower.

(q)                Company Material Adverse Effect. No Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on November 14, 2019) on the Acquired Business shall have occurred since November 14, 2019 that would result in a failure of a condition to the Borrower’s (or its Affiliates’) obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or that gives the Borrower (or its Affiliates) the right (taking into account any applicable cure provisions) to terminate its (or its Affiliates’) obligations under the Acquisition Agreement.

(r)                 [Reserved].

(s)                 [Reserved].

(t)                 [Reserved].

For purposes of determining compliance with the conditions specified in this Section 5.1, (i) each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage or Term Percentage, as the case may be, of such requested extension of credit and (ii) the Closing Date Transactions and the other transactions occurring (or to occur) on the Closing Date in accordance with, and as expressly set forth in, the funds flow memorandum delivered to (and approved by) the Administrative Agent shall be deemed to occur and have occurred substantially simultaneously with the Initial Credit Extension.

5.2               Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (not including the Initial Credit Extension, and as otherwise may be limited in respect of certain conditions precedent as set forth in Section 1.5 with respect to any extension of credit in connection with a Limited Condition Acquisition) is subject to the satisfaction (or waiver by the Required Lenders) of the following conditions precedent:

(a)                Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct in all respects, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date (or all respects to the extent such representation and warranty is qualified by materiality).

(b)                [Reserved].

(c)                Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(d)                Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit.

(e)                No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each Revolving Loan Conversion shall constitute a representation and warranty by the Borrower as of the date of such extension of credit or Revolving Loan Conversion, as applicable, that the conditions contained in this Section 5.2 have been satisfied.

5.3               Post-Closing Conditions Subsequent. The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in on Schedule 5.3 to the reasonable satisfaction of the Administrative Agent, in each case by no later than the date specified therein for such condition (or such later date as the Administrative Agent shall agree in its sole discretion).

SECTION 6
AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby agree that, at all times prior to the Discharge of Obligations, each of Holdings and the Borrower shall, and, where applicable, shall cause each of its Subsidiaries to:

6.1               Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a)                commencing with the fiscal year ending December 31, 2019, as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than as a result of (i) the upcoming maturity of the Obligations and (ii) an anticipated, but not actual, breach of the financial covenants set forth in Section 7.1), or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent;

(b)                [Reserved];

(c)                commencing with the fiscal quarter ending March 31, 2020, as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters occurring during each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its Subsidiaries and Unrestricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(d)                Notwithstanding anything to the contrary in this Section 6.1, if Holdings has any Unrestricted Subsidiaries as of the date on which the financial statements for any fiscal period are required to be delivered pursuant to Section 6.1(a) or 6.1(c), then Holdings will include, together with delivery of such financial statements, consolidating information (which may be unaudited) that shows in reasonable detail in accordance with GAAP the breakdown of assets and liabilities, and revenues and expenses, between Holdings and the Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, as of the dates and for the periods covered by such financial statements.

All such financial statements shall be prepared in accordance with GAAP applied (except (i) in the case of interim financial statements, for year-end adjustments and the absence of footnotes, or (ii) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, either: (i) on Holdings’ website on the Internet at the website address: http://investors.ribboncommunications.com/sec.cfm; or (ii) when such documents are posted electronically on Holdings’ behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon request to the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The obligations referred to in Sections 6.1(a) and 6.1(c) may be satisfied by (A) furnishing the financial statements of Holdings for the applicable fiscal year or fiscal quarter or (B) the public filing by Holdings of a Form 10-K or Form 10-Q, as applicable, filed with the SEC (or any successor thereto).

Any financial statements required to be delivered pursuant to Sections 6.1(a) or 6.1(c) will not be required to contain purchase accounting adjustments relating to the Closing Date Transactions, the Post-Closing Transfer, the incurrence of Post-Closing Intercompany Indebtedness or any other any transaction(s) permitted hereunder (including Permitted Acquisitions and other Investments permitted by Section 7.8).

6.2               Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender (or, in the case of clause (k), to the relevant Lender) within the time periods set forth below (or such later date as the Administrative Agent may agree in its sole discretion):

(a)                [reserved];

(b)                concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate (x) containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of Section 7.1 of this Agreement referred to therein as of the last day of the quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any registered material Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)                no later than 45 days after the end of each fiscal year of Holdings, consolidated projections and a model for the following fiscal year set forth on a quarterly basis in a form (and containing detail) consistent with the projections and model delivered to the Administrative Agent and distributed to the Lenders prior to the Closing Date (the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)                promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to any Group Members’ filings with the SEC or information that would violate confidentiality obligations to a Governmental Authority);

(e)                within five (5) Business Days after the same are sent, without duplication for any information already provided to the Administrative Agent, copies of each annual report, proxy or financial statement or other material report that Holdings or the Borrower sends to the holders of any class of their respective Indebtedness with a principal amount in excess of $5,000,000 or public equity securities and, within five (5) Business Days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)                 within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of material Governmental Approvals or material Requirements of Law, in each case that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals on the operations of the Group Members;

(g)                [reserved];

(h)                [reserved];

(i)                 promptly after renewal thereof, but in no event less frequently than once every twelve months, a report of a reputable insurance broker (which may be in the form of customary insurance certificates) with respect to the insurance coverage required to be maintained pursuant to Section 6.6; and

(j)                 [reserved];

(k)                promptly such additional financial and other information the Administrative Agent or any Lender may from time to time reasonably request, including, without limitation, any certification or other evidence confirming the Borrower’s compliance with the terms of this Agreement.

6.3               Lender Calls. Upon request by the Administrative Agent (or by the Administrative Agent on behalf of the Lenders), host a conference call with the Administrative Agent and the Lenders promptly (and in any event within 10 Business Days) following delivery of the financial statements required to be delivered pursuant to Section 6.1(a) and (c), commencing with the fiscal quarter ending June 30, 2022 through (and including) the 2022 Audited Financial Statement Delivery Date.

6.4               Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (after giving effect to any extensions granted or grace periods in effect), as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5               Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence (other than in the reasonable discretion of Holdings with respect to Subsidiaries that are Immaterial Subsidiaries that are not Loan Parties) and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 or Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except, in each case, to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to, except as could not reasonably be expected to have a Material Adverse Effect: (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other federal or state law; (2) cause each Pension Plan to maintain its qualified status in all material respects under Section 401(a) of the Code; (3) not become a party to any Multiemployer Plan if doing so could reasonably be expected to result in a material liability to any Loan Party or its ERISA Affiliates; (4) ensure that all liabilities under each Pension Plan are either (w) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan; (x) insured with a reputable insurance company; or (y) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; or (z) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (5) ensure that the contributions or premium payments to or in respect of each Pension Plan are and continue to be promptly paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and applicable law.

6.6               Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.7               Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) at reasonable times on five Business Days’ prior written notice to the Borrower (provided that no notice is required if an Event of Default has occurred and is continuing), permit representatives and independent contractors of the Administrative Agent and any Lender to visit and inspect any of its properties, perform field examinations and audits, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that such inspections, field examinations and audits shall not be undertaken more frequently once every twelve (12) months (in the Administrative Agent’s discretion), unless an Event of Default has occurred and is continuing, in which case such inspections, field examinations and audits shall occur as often as the Administrative Agent shall reasonably determine. The foregoing inspections, field examinations and audits shall be at the Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.

6.8               Notices. Give prompt written notice to each of the Administrative Agent and each Lender of:

(a)                the occurrence of any Default or Event of Default;

(b)                any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) it becoming aware of any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c)                any litigation or proceeding affecting any Group Member (i) in which the amount involved is $15,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member or (iii) which relates to any Loan Document;

(d)           (i)     promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such event), the occurrence of any of the following ERISA Events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event, in each case except as could not reasonably be expected to result in a Material Adverse Effect: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(ii)               (A) promptly after the giving, sending or filing thereof, or the receipt thereof, except as could not reasonably be expected to result in a Material Adverse Effect, copies of (1) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event, and (2) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B), without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Sections 4.13 and 7.9 as any Lender (through the Administrative Agent) may from time to time reasonably request;

(e)                any changes to the beneficial ownership information set forth in the materials delivered to the Administrative Agent prior to the Closing Date pursuant to Section 5.1(g)(ii). The Loan Parties understand and acknowledge that the Secured Parties rely on such true, accurate and up-to-date beneficial ownership information to meet their regulatory obligations to obtain, verify and record information about the beneficial owners of their legal entity customers; and

(f)                 [reserved];

(g)                [reserved];

(h)                any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of Holdings setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9               Environmental Laws.

(a)                Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                Conduct and complete all material investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10           [Reserved].

6.11           [Reserved].

6.12           Additional Collateral, Etc.

(a)                With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g), and (z) any other Excluded Assets (as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within 30 days (or such later date as the Administrative Agent may agree in its sole discretion)) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, other applicable Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property as credit support for the Obligations and (ii) take all actions as may be reasonably necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, a perfected first priority (except as permitted by Section 7.3) security interest and Lien in such property, including, but not limited to, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)                With respect to any fee interest in any real property having a book value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (and in any event within 60 days (or such longer period as the Administrative Agent may agree in its sole discretion), to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. The parties acknowledge that there are no Mortgages or Mortgaged Properties as of the Closing Date. In the event that after the Closing Date the Loan Parties are required by the terms of this Section 6.12(b) to execute and delivery any Mortgage in respect of any Mortgaged Property, the Loan Parties covenant and agree to comply with the mortgage requirements of each of the Lenders. In furtherance of the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Loan Party after the Closing Date until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party  that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Party of such notice; and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Designated Lender that flood insurance due diligence and flood insurance compliance has been completed by the Designated Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed). Each of the Loan Parties acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or Loans, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by all applicable flood insurance laws and as otherwise reasonably required by the Administrative Agent and (2) the Administrative Agent shall have received written confirmation from the Designated Lender, flood insurance due diligence and flood insurance compliance has been completed by the Designated Lender (such written confirmation not to be unreasonably withheld, conditioned or delayed), (ii) each of the Loan Parties covenants that with respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under applicable flood insurance laws, the applicable Loan Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of the Loan Party ceases to be financially sound and reputable, in which case, the applicable Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Designated Lender may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the flood insurance laws and (B) promptly upon request of the Administrative Agent or the Designated Lender, will deliver to the Administrative Agent or the Designated Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Designated Lender, including, without limitation, evidence of annual renewals of such insurance. As used herein, “Designated Lender” shall mean each of Citizens and Bank of America, N.A., for so long as each such Person is a Lender.

(c)                With respect to any Excluded Subsidiary that ceases to qualify as an Excluded Subsidiary, or any new direct or indirect Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), promptly, and in any event within 30 Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or other applicable Security Document as the Administrative Agent may reasonably deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, a perfected first priority security interest in the Capital Stock (to the extent not constituting Excluded Assets (as defined in the Guarantee and Collateral Agreement)) of such Subsidiary that is owned directly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement or other applicable Security Documents, (B) to take such actions as are reasonably necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest as credit support for the Obligations in the Collateral described in the Guarantee and Collateral Agreement or other applicable Security Document, with respect to such Subsidiary, including, but not limited to, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, other applicable Security Document or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary attaching the information required in Section 5.2(e) with respect to such Subsidiary, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; it being agreed that if such Subsidiary is formed by a Division, the foregoing requirements shall be required to be satisfied following the formation of such Subsidiary within the time periods set forth in this Section 6.12(c).

(d)                With respect to any new Foreign Subsidiary or Foreign Subsidiary Holding Company (other than an Immaterial Subsidiary) created or acquired after the Closing Date by any Loan Party, promptly, and in any event within 30 Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or other applicable Security Documents, as the Administrative Agent may reasonably deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock (to the extent not constituting Excluded Assets (as defined in the Guarantee and Collateral Agreement)) of such new Foreign Subsidiary or Foreign Subsidiary Holding Company that is owned directly by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock (including any “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)) of any such new Foreign Subsidiary or Foreign Subsidiary Holding Company be required to be so pledged), (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action (including, as applicable, the delivery of any foreign law pledge documents reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, in no event will (i) any Excluded Asset (as defined in the Guarantee and Collateral Agreement) be required to be pledged or made Collateral pursuant to the Security Documents or (ii) the Borrower or any Subsidiary be required to execute any document, instrument or agreement, complete any filing or take any other action (A) with respect to the perfection of the Administrative Agent’s security interest in any jurisdiction outside of the United States with respect to any assets located outside the United States (including any registration of intellectual property in any non-U.S. jurisdiction), (B) in connection with the negotiation of or entry into any security agreement or pledge agreement governed under the laws of any non-U.S. jurisdiction, or (C) required by the laws of any non-U.S. jurisdiction to create or perfect any security interest or otherwise, in each case for purposes of this clause (ii), other than the delivery of certificates of stock with stock powers otherwise required to be pledged.

6.13           Designation of Subsidiaries and Unrestricted Subsidiaries. The Borrower may designate any Subsidiary as an Unrestricted Subsidiary or re-designate any Unrestricted Subsidiary as a Subsidiary, in each case, so long at the time of giving effect to such designation or re-designation, (a) Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Section 7.1 (provided that (i) prior to a Junior Debt Incurrence Event, the Consolidated Net Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(b) for such period on a Pro Forma Basis and (ii) from and after a Junior Debt Incurrence Event, (A) the Consolidated Senior Net Leverage Ratio shall be equal to or less than 2.75:1.00 on a Pro Forma Basis and (B) the Consolidated Net Leverage Ratio shall be equal to or less than 3.75:1.00 on a Pro Forma Basis), (b) no Default or Event of Default will exist at such time or will immediately result therefrom, (c) at the time of such designation, (i) the Consolidated Adjusted EBITDA of the newly-designated Unrestricted Subsidiary, when combined with the aggregate Consolidated Adjusted EBITDA of all Unrestricted Subsidiaries existing at such time, shall not exceed 8.0% of the Consolidated Adjusted EBITDA of Holdings and its Subsidiaries (excluding Unrestricted Subsidiaries) for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered pursuant to Section 6.1(c) and (ii) the aggregate value of the assets owned by the newly-designated Unrestricted Subsidiary, when combined with the assets owned by all Unrestricted Subsidiaries existing at such time, shall not exceed 8.0% of the aggregate value of the assets owned by Holdings and its Subsidiaries (excluding Unrestricted Subsidiaries) for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered pursuant to Section 6.1(c).

6.14           Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

6.15           [Reserved].

6.16           Anti-Corruption Laws. Conduct its business in compliance in all material respects with all applicable anti-corruption laws of the type described in Section 4.29 and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.17           Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7
NEGATIVE COVENANTS

Holdings and the Borrower hereby agree that, at all times prior to the Discharge of Obligations, neither Holdings nor the Borrower shall, nor shall Holdings or the Borrower permit any of their respective Subsidiaries, to, directly or indirectly:

7.1               Financial Condition Covenants.

(a)                Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as at the last day of any period of four consecutive trailing fiscal quarters of Holdings to be less than the ratio set forth below opposite such period:

Fiscal Quarter Period Ending	Minimum Consolidated Fixed Charge Coverage Ratio
March 31, 2022	1.25:1.00
June 30, 2022	1.10:1.00
September 30, 2022	1.10:1.00
December 31, 2022	1.10:1.00
March 31, 2023 and each fiscal quarter ending thereafter	1.25:1.00

(b)                Maximum Consolidated Net Leverage Ratio and Consolidated Senior Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio (and, from and after a Junior Debt Incurrence Event, the Consolidated Senior Net Leverage Ratio), as at the last day of any period of four consecutive trailing fiscal quarters of Holdings to be greater than the ratio set forth below opposite such period:

Prior to a Junior Debt Incurrence Event:

Fiscal Quarter Period Ending	Maximum Consolidated Net Leverage Ratio
March 31, 2022	4.25:1.00
June 30, 2022	5.25:1.00
September 30, 2022	5.00:1.00
December 31, 2022	4.75:1.00
March 31, 2023	3.25:1.00
June 30, 2023	3.25:1.00
September 30, 2023 and each fiscal quarter ending thereafter	3.00:1.00

From and after a Junior Debt Incurrence Event:

Fiscal Quarter Period Ending	Maximum Consolidated Senior Net Leverage Ratio	Maximum Consolidated Net Leverage Ratio
March 31, 2022	n/a	4.25:1.00
June 30, 2022	4.50:1.00	n/a
September 30, 2022	4.50:1.00	n/a
December 31, 2022	4.00:1.00	n/a
March 31, 2023 and each fiscal quarter ending thereafter	3.00:1.00	4.00:1.00

(c)                Notwithstanding the foregoing, and subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to such Permitted Acquisition, on not more than two occasions during the term of this Agreement, if a Permitted Acquisition, the total consideration for which is in excess of $50,000,000 occurs during any fiscal quarter (or, in the case of any test hereunder calculated on a Pro Forma Basis, subsequent to the last day of such period and on or prior to the date of such test), the Borrower may elect to increase the applicable Consolidated Net Leverage Ratio covenant level by up to 0.50:1.00 for the purposes of determining compliance with this Section 7.1(b) as of the last day of each of the four fiscal quarters following such Permitted Acquisition (or, in the case of any test hereunder calculated on a Pro Forma Basis, as of the last day of the fiscal quarter used in calculating such test) (an “Increased Leverage Threshold Period”); provided, further, that Borrower shall not be permitted to elect an Increased Leverage Threshold Period if, (i) at the end of either of the two fiscal quarters preceding the consummation of such Permitted Acquisition, an Increased Leverage Threshold Period was then in effect, (ii) the Maximum Consolidated Net Leverage Ratio during such Increased Leverage Threshold Period would exceed 4.00:1.00 or (iii) a Junior Debt Incurrence Event shall have occurred.

(d)                Notwithstanding anything to the contrary in Section 7.1, in the event the Borrower fails to comply with Section 7.1(a) and/or Section 7.1(b) as of the last day of any period of four consecutive trailing fiscal quarters of Holdings, any cash equity contribution to the Borrower after the beginning of the applicable fiscal quarter and on or prior to the day that is ten Business Days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Equity Cure Expiration Date”) will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with Section 7.1(a) and/or Section 7.1(b) as of such date and as of any subsequent date that includes such fiscal quarter in the applicable period of four consecutive trailing fiscal quarters for purposes of determining compliance with Section 7.1(a) and/or Section 7.1(b) (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (i) if the Borrower has failed to comply with Section 7.1(a) and/or Section 7.1(b) as of the last day of any period of four consecutive trailing fiscal quarters of Holdings, no Lender will be required to fund any Revolving Loan during the ten Business Day period commencing on the day on which financial statements are required to be delivered for such fiscal quarter and ending on the Equity Cure Expiration Date, (ii) in each consecutive four fiscal quarter period there will be at least two fiscal quarters in which no Specified Equity Contribution is made (and no Specified Equity Contribution may be made in consecutive Fiscal Quarters), (iii) there will be no more than five Specified Equity Contributions made in the aggregate after the Closing Date, (iv) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (v) all Specified Equity Contributions will be disregarded in the calculation of Consolidated Adjusted EBITDA for all purposes (other than compliance with Section 7.1(a) and Section 7.1(b) (including for subsequent fiscal quarters that include such fiscal quarter in the applicable period of four consecutive trailing fiscal quarters)), including calculating basket levels and other items governed by reference to Consolidated Adjusted EBITDA, (vi) the proceeds to the Borrower of any Specified Equity Contribution will not be given pro forma effect in any cash netting under any ratio, or be deemed applied to reduce any debt, for the fiscal quarter with respect to which such Specified Equity Contribution is made (but to the extent the Borrower and the Subsidiaries have such cash proceeds in the form of Unrestricted Cash at any date subsequent to such fiscal quarter, or apply such cash proceeds to repay Indebtedness, then such cash proceeds or use thereof shall be recognized in any such subsequent fiscal quarter) and (vii) the Borrower will not be required to repay the Loans with the proceeds of any Specified Equity Contribution; provided that the Borrower will not be prevented from making a voluntary prepayment of the Loans pursuant to Section 2.11 with the proceeds of any Specified Equity Contribution.

7.2               Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                Indebtedness of any Loan Party pursuant to any Loan Document and any Cash Management Agreement;

(b)                (i) Indebtedness of any Loan Party owing to any other Loan Party, (ii) Indebtedness of any Group Member (which is not a Loan Party) owing to any other Group Member (which is not a Loan Party), (iii) Indebtedness of any Group Member that is not a Loan Party owing to any Loan Party to the extent constituting an Investment permitted by Section 7.8(f)(iii), and (iv) Indebtedness of any Loan Party owing to any Group Member that is not a Loan Party that is Subordinated Indebtedness;

(c)                Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member, provided that, in any case (i) or (ii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d)                Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(e)                Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(f)                 Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, provided that (i) the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $12,500,000 and (ii) the aggregate amount of any such Indebtedness outstanding at any time that is secured shall not exceed $5,000,000;

(g)                (i) Permitted Ratio Debt and (ii) Credit Agreement Refinancing Indebtedness;

(h)                Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $37,500,000 at any one time outstanding;

(i)                 obligations (contingent or otherwise) of any Group Member existing or arising under any Specified Swap Agreement or any other Swap Agreement, provided that, in each case, such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation;

(j)                 Indebtedness of a Person (other than a Group Member) existing at the time such Person is merged with or into the Borrower or a Subsidiary or becomes a Subsidiary in an aggregate principal amount not to exceed $17,500,000 at any one time outstanding, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness;

(k)                Indebtedness in the form of purchase price adjustments, earn-outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investments permitted by Section 7.8 (collectively, “Deferred Payment Obligations”);

(l)                 Indebtedness to trade creditors incurred in the ordinary course of business;

(m)              Indebtedness of any Group Member, if any, arising in connection with the factoring of Accounts in connection with programs in effect on the Closing Date and set forth on Schedule 7.2(m) or otherwise notified to the Administrative Agent with delivery of the next-occurring Compliance Certificate required to be delivered pursuant to Section 6.2(b) (or, otherwise with the consent of the Administrative Agent, in which case no such notification with delivery of the next-occurring Compliance Certificate shall be required); provided that such Indebtedness is recourse solely to the Accounts being factored and non-recourse to any Group Member;

(n)                Indebtedness to the extent constituting Investments permitted under Section 7.8(d) and (e);

(o)                Indebtedness created or arising in connection with the consummation of the Closing Date Transactions;

(p)                Post-Closing Intercompany Indebtedness in an aggregate principal amount outstanding not to exceed $50,000,000;

(q)                Indebtedness consisting of credit facilities incurred by Non-Loan Parties for working capital purposes in an aggregate principal amount not to exceed $10,000,000; and

(r)                 Indebtedness the incurrence of which constitutes a Junior Debt Incurrence Event, so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such incurrence of Indebtedness, Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with the covenants set forth in (A) Section 7.1(a) and (B) Section 7.1(b) beneath the heading entitled “From and after a Junior Debt Incurrence Event” and (iii) the Borrower shall have complied (or substantially contemporaneously will comply) with the requirement set forth in Section 2.12(a).

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant on the date such Indebtedness is incurred or such later time, as applicable; provided that all Indebtedness created pursuant to the Loan Documents will be deemed to have been incurred in reliance on the exception in Section 7.2(a) above, and will not be permitted to be reclassified pursuant to this paragraph.

7.3               Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)                Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b)                carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)                pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, performance bonds and other obligations of a like nature (but specifically excluding Indebtedness described in Section 7.2(f)) incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)                easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members as a whole;

(f)                 Liens in existence on the date hereof listed on Schedule 7.3(f) and any Liens granted as a replacement or substitute therefor; provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g)                Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition, improvement or construction of fixed or capital assets, or any refinancings thereof; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

(h)                Liens created pursuant to the Security Documents;

(i)                 any interest or title of a lessor or sublessor or licensor or sublicensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)                 judgment, attachment, order or decree Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;

(k)                bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management (including but not limited to any security interest or right to set-off arising under articles 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken)) or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)                 (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f)(ii), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f)(ii) that encumber documents and other property relating to such letters of credit, (iii) Liens securing Obligations under any Specified Swap Agreements permitted by Section 7.2(i), and (iv) Liens securing obligations under any other Swap Agreements permitted by Section 7.2(i) not to exceed $22,500,000 notional amount at any time outstanding;

(m)              Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2(j);

(n)                the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(o)                the filing of UCC financing statements solely as precautionary measures in connection with operating leases or consignment of goods;

(p)                Liens on insurance policies or the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect to such insurance policies;

(q)                Liens granted by a Group Member that is not a Loan Party in favor of any Loan Party;

(r)                 Liens constituting deposits to secure real property lease obligations as a lessee incurred by any Loan Party in the ordinary course of business;

(s)                 (i) non-exclusive licenses of Intellectual Property granted by or in favor of any Group Member in the ordinary course of business or otherwise not interfering in any material respect with the ordinary course of business and (ii) exclusive licensing of Intellectual Property so long as the revenue attributable to the products (whether or not manufactured, sold or distributed by a Group Member) incorporating such Intellectual Property do not in the aggregate exceed 7.5% of total revenue of the Group Members in any year;

(t)                 Liens to secure Indebtedness permitted under Section 7.2(m), provided that such Liens, if any, are limited to the Accounts being factored;

(u)                other Liens so long the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to all Group Members) $20,000,000 at any one time;

(v)                Liens in connection with any Intellectual Property escrow agreement in the ordinary course of business;

(w)              Liens on assets of Non-Loan Parties securing Indebtedness of Non-Loan Parties permitted to be incurred under Section 7.2; and

(x)                Liens securing (i) Permitted Ratio Debt, and/or Credit Agreement Refinancing Indebtedness and (ii) Indebtedness incurred pursuant to Section 7.2(r).

For purposes of determining compliance with this Section 7.3, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens created pursuant to the Loan Documents on the Closing Date will be deemed to have been incurred in reliance on the exception in Section 7.3(h) above and shall not be permitted to be reclassified pursuant to this paragraph.

7.4               Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except:

(a)                (i) any Group Member that is not a Loan Party may be merged, amalgamated or consolidated with or into (A) any Loan Party (provided that a Loan Party shall be the continuing or surviving Person, or the continuing or surviving Person shall become a Loan Party substantially contemporaneous with such merger, amalgamation or consolidation) or (B) any Group Member that is not a Loan Party, and (ii) any Loan Party (other than Holdings) may be merged, amalgamated or consolidated with or into with any other Loan Party (provided that if such merger, amalgamation or consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person);

(b)                (i) any Group Member that is not a Loan Party may Dispose of any or all of its assets (at any time upon voluntary liquidation, dissolution or otherwise) (A) to any other Group Member or (B) pursuant to a Disposition permitted by Section 7.5; and (ii) any Loan Party (other than Holdings) may Dispose of any or all of its assets (at any time upon voluntary liquidation, dissolution or otherwise) (A) to any other Loan Party or (B) pursuant to a Disposition permitted by Section 7.5;

(c)                any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation;

(d)                the Closing Date Transactions and the Post-Closing Transfer may be consummated; and

(e)                any transaction undertaken in good faith to improve the tax efficiency of the Group Members may be undertaken so long as such transaction will not have any adverse effect (other than de minimis adverse effects) on the Secured Parties.

7.5               Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                Dispositions of obsolete or worn out property in the ordinary course of business;

(b)                Dispositions of Inventory in the ordinary course of business;

(c)                Dispositions permitted by Sections 7.4(b)(i)(A), 7.4(b)(ii)(A), and Section 7.6;

(d)                the sale or issuance of the Capital Stock of any Group Member (i) to any Loan Party, or (ii) in connection with any transaction that does not result in a Change of Control;

(e)                the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)                 (i) the non-exclusive licensing of Intellectual Property in the ordinary course of business, and (ii) exclusive licensing of Intellectual Property so long as the revenue attributable to the products (whether or not manufactured, sold or distributed by a Group Member) incorporating such Intellectual Property do not in the aggregate exceed 7.5% of total revenue of the Group Members in any year;

(g)                Dispositions of property subject to a Casualty Event;

(h)                leases or subleases of Real Property;

(i)                 the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof (other than factoring or early pay discount arrangements);

(j)                 any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(k)                Dispositions of Accounts in connection with factoring arrangements, early pay discount arrangements or similar arrangements existing on the Closing Date (or otherwise with the consent of the Administrative Agent or permitted pursuant to Section 7.2(m));

(l)                 Dispositions of property by any Loan Party to any other Loan Party;

(m)              Dispositions of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of Holdings;

(n)                Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)                Dispositions of assets acquired in a Permitted Acquisition that the Borrower determines will not be used or useful in the business of the Borrower and its Subsidiaries;

(p)                issuance or sale of Capital Stock of an Unrestricted Subsidiary, the sale of Indebtedness of an Unrestricted Subsidiary owing to any Loan Party or any of its Subsidiaries, or the sale of other securities of an Unrestricted Subsidiary;

(q)                to the extent constituting Dispositions, transactions described in Section 7.8(p); and

(r)                 Dispositions in an aggregate principal amount not to exceed $10,000,000 per fiscal year (with unused amounts carried forward to the immediately succeeding fiscal year); provided that:

(i)                 the consideration received for such assets is in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower),

(ii)               no less than 75% of which will paid in cash or Cash Equivalents;

(iii)             the Borrower and the Subsidiaries may not sell all or substantially all of their assets, taken as a whole, to any Person in reliance on this clause (q); and

(iv)              the Net Cash Proceeds thereof are applied as required by Section 2.12(c);

provided, however, that (i) any Disposition made pursuant to this Section 7.5(r) shall be made for fair market value unless otherwise permitted pursuant to Section 7.11; provided further, that nothing in this Section 7.5 shall prevent the consummation of the Closing Date Transactions or the Post-Closing Transfer.

7.6               Restricted Payments. Make any payment with respect to any Deferred Payment Obligation, make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                (i) any Subsidiary may make Restricted Payments to any Loan Party, and (ii) any Subsidiary that is not a Loan Party may make Restricted Payments to any other Group Member or, following the 2022 Audited Financial Statement Delivery Date, to any other holder of its Capital Stock on a pro rata basis or a basis more favorable to the Loan Parties;

(b)                each Loan Party may (i) following the 2022 Audited Financial Statement Delivery Date, purchase Capital Stock or Capital Stock options from present or former directors, officers or employees of any Group Member, including, without limitation, upon the death, disability or termination of employment of such director, officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed $2,500,000 during any fiscal year Holdings with unused amounts in any fiscal year being carried over to subsequent fiscal years, (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of Holdings; and (iii) make Restricted Payments to pay employee taxes in connection with its employee Retirement Savings Plan, company stock plan or equity plan;

(c)                the Borrower or any other Subsidiary of Holdings may make Restricted Payments to Holdings to permit Holdings to facilitate intercompany transfers of funds between Group Members to the extent such payments are permitted under Section 7.11;

(d)                any Subsidiary of Holdings may make Restricted Payments to permit Holdings to pay any Taxes that are due and payable by Holdings;

(e)                each Group Member may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));

(f)                 each Group Member may make (i) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(g)                following the 2022 Audited Financial Statement Delivery Date, Holdings and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (g) shall not exceed $2,500,000;

(h)                the Group Members may make (i) scheduled payments of principal and interest on Subordinated Indebtedness, and (ii) solely to the extent permitted by Section 7.22, optional payments in respect of Subordinated Indebtedness;

(i)                 Holdings and its Subsidiaries may make payments in respect of Deferred Payment Obligations consisting of purchase price adjustments in connection with a Permitted Acquisition;

(j)                 the Group Members may make payments in respect of other Deferred Payment Obligations and the earn-out obligations described on Schedule 7.2(d) (if any) so long as immediately before and immediately after giving effect to any payment, Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Section 7.1 (provided that (i) prior to a Junior Debt Incurrence Event, the Consolidated Net Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(b) for such period on a Pro Forma Basis and (ii) from and after a Junior Debt Incurrence Event, (A) the Consolidated Senior Net Leverage Ratio shall be equal to or less than 2.75:1.00 on a Pro Forma Basis and (B) the Consolidated Net Leverage Ratio shall be equal to or less than 3.75:1.00 on a Pro Forma Basis);

(k)                following the 2022 Audited Financial Statement Delivery Date (other than as set forth in the proviso below), the Group Members may repurchase Capital Stock of Holdings pursuant to a board-approved share repurchase plan for aggregate consideration not to exceed $100,000,000 so long as immediately before and immediately after giving effect to any such repurchase, Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Section 7.1; provided, that, subject to Section 2.12(a), prior to the 2022 Audited Financial Statement Delivery Date, the Group Members may make such repurchases in an aggregate amount not to exceed 30% of the cash proceeds (determined on a “net” basis in accordance with Section 2.12(a)) of any Indebtedness incurred pursuant to a Junior Debt Incurrence Event so long as such repurchases are made on or about the date of such Junior Debt Incurrence Event; and

(l)                 following the 2022 Audited Financial Statement Delivery Date, the Group members may make Restricted Payments in an aggregate amount not to exceed the Available Amount as in effect immediately before such Restricted Payment; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) if the Restricted Payments are being made in reliance on the Starter Basket, then on a Pro Forma Basis, (A) prior to a Junior Debt Incurrence Event, the Consolidated Net Leverage Ratio at the time of making such Restricted Payment shall be less than or equal to 2.00:1.00 and (B) from and after a Junior Debt Incurrence Event, (1) the Consolidated Senior Net Leverage Ratio at the time of making such Restricted Payment shall be less than or equal to 2.00:1.00 and (2) the Consolidated Net Leverage Ratio at the time of making such Restricted Payment shall be less than or equal to 3.00:1.00; and

(m)              the Closing Date Transactions and the Post-Closing Transfer may be consummated.

The amount set forth in Section 7.6(g) (without duplication) may, in lieu of Restricted Payments, be utilized by the Borrower or any Subsidiary to make or hold any Investments, without regard to Section 7.8.

7.7               [Reserved].

7.8               Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                extensions of trade credit in the ordinary course of business;

(b)                Investments in cash and Cash Equivalents;

(c)                (i) Guarantee Obligations permitted by Section 7.2 and (ii) Investments listed on Schedule 7.8 and any refinancings, refundings, renewals or extensions thereof which do not increase the principal amount thereof;

(d)                loans and advances to employees, officers and directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;

(e)                solely to the extent funded entirely with the proceeds of a substantially contemporaneous equity investment in Holdings (which may be subsequently contributed directly or indirectly to the applicable Group Member making such Investment) or Capital Stock of Holdings that is not Disqualified Stock, Investments in joint ventures or a minority interest in the Capital Stock of any Person (other than an Affiliate of the Borrower), in the same or similar business to that of the Group Members, in an aggregate amount not to exceed at any time outstanding $30,000,000;

(f)                 intercompany Investments by (i) any Loan Party in any other Loan Party, (ii) any Group Member that is not a Loan Party in any other Group Member, or (iii) following the 2022 Audited Financial Statement Delivery Date, any Loan Party in any Group Member that is not a Loan Party to the extent (with respect to this clause (iii), either (A) such Investments exists on the Closing Date or (B) such Investments are made after the Closing Date and (v) no Default or Event of Default exists or would result therefrom, (w) after giving effect to such Investment, Liquidity is at least $50,000,000, (x) immediately after giving effect to such Investment, Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Section 7.1 (provided that (i) prior to a Junior Debt Incurrence Event, the Consolidated Net Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(b) for such period on a Pro Forma Basis and (ii) from and after a Junior Debt Incurrence Event, (A) the Consolidated Senior Net Leverage Ratio shall be equal to or less than 2.75:1.00 on a Pro Forma Basis and (B) the Consolidated Net Leverage Ratio shall be equal to or less than 3.75:1.00 on a Pro Forma Basis), (y) such Investments pursuant to this clause (iii) do not exceed $50,000,000 at any time outstanding (this clause (iii), the “Non-Loan Party Dedicated Investments Basket”) and (z) such Investments pursuant to this clause (iii), when aggregated with Investments made pursuant to Section 7.8(j), do not exceed the Non-Loan Party Investments Cap;

(g)                Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h)                Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(i)                 Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(j)                 following the 2022 Audited Financial Statement Delivery Date, in addition to Investments otherwise expressly permitted by this Section, so long as no Default or Event of Defaults exists or would result therefrom, Investments by the Group Members the aggregate outstanding amount of all of which Investments (valued at cost) does not exceed $50,000,000; provided that the sum of Investments by Loan Parties in Group Members that are not Loan Parties made pursuant to (A) the Non-Loan Party Dedicated Investments Basket and (B) this clause (j), shall not exceed $100,000,000 (the “Non-Loan Party Investments Cap”); provided further that, for the avoidance of doubt, such Non-Loan Party Investments Cap shall not apply to (w) Investments by Group Members that are not Loan Parties in other Group Members that are not Loan Parties, (x) Permitted Acquisitions, (y) Investments made pursuant to Section 7.8(p) and (z) Investments made pursuant to Section 7.8(r);

(k)                deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(l)                 the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(m)              promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;

(n)                following the 2022 Audited Financial Statement Delivery Date, purchases or other acquisitions by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i)                 the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Group Members on the date hereof;

(ii)               all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)             no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)              the Borrower shall give the Administrative Agent at least ten (10) Business Days’ (or such lesser amount as the Administrative Agent may agree in its sole discretion) prior written notice of any such purchase or acquisition;

(v)                the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi)              any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.12, except to the extent compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii)            [Reserved];

(viii)          subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to such Permitted Acquisition, (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1 (provided that (i) prior to a Junior Debt Incurrence Event, the Consolidated Net Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(b) for such period on a Pro Forma Basis and (ii) from and after a Junior Debt Incurrence Event, (A) the Consolidated Senior Net Leverage Ratio shall be equal to or less than 2.75:1.00 on a Pro Forma Basis and (B) the Consolidated Net Leverage Ratio shall be equal to or less than 3.75:1.00 on a Pro Forma Basis), based upon financial statements available pursuant to the applicable underlying acquisition agreement and delivered to the Administrative Agent which give effect, on a Pro Forma Basis reasonably satisfactory to the Administrative Agent, to such acquisition or other purchase;

(ix)              subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to such Permitted Acquisition, the Borrower shall not, based upon the knowledge of the Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in a Default or an Event of Default under Section 8.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1 and if the aggregate amount of the cash consideration (including Deferred Payment Obligations) paid by the Group Members in connection with any particular acquisition or purchase exceeds $100,000,000, the Borrower shall have delivered to the Administrative Agent updated Projections which give effect, on a Pro Forma Basis, to such acquisition or purchase;

(x)                no Indebtedness of the Person or assets being purchased or acquired is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(j);

(xi)              such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xii)            the aggregate amount of the cash consideration (including Deferred Payment Obligations) paid by all Group Members in connection with Permitted Acquisitions of Persons that do not become Loan Parties (or of assets which do not become directly owned by Loan Parties) consummated from and after the Closing Date shall not exceed $45,000,000 (the “Non-Loan Party Permitted Acquisitions Cap”); provided that for the avoidance of doubt, Permitted Acquisitions that reduce available capacity under the Non-Loan Party Permitted Acquisitions Cap will not also reduce available capacity under the Non-Loan Party Investments Cap; provided further that the Non-Loan Party Permitted Acquisitions Cap will not apply to Permitted Acquisitions funded entirely with equity capital (other than the proceeds of any Specified Equity Contribution);

(xiii)          [Reserved];

(xiv)          the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(xv)            the assets being acquired or the target whose stock is being acquired did not have pro forma Consolidated Adjusted EBITDA that is negative during the consecutive 12 month period, for which financial statements are available pursuant to the applicable acquisition agreement, most recently concluded prior to the date such acquisition or other purchase is consummated;

(o)                Investments made in connection with the Closing Date Transactions;

(p)                intercompany cost-plus or transfer pricing transactions in connection with the ongoing business operations of Subsidiaries of Holdings, consistent with past practices;

(q)                following the 2022 Audited Financial Statement Delivery Date, Investments consisting of Restricted Payments permitted under Section 7.6(g);

(r)                 following the 2022 Audited Financial Statement Delivery Date, Investments, so long as (A) no Event of Default will have occurred and be continuing or would result therefrom and (B) after giving effect to such Investment, (x) Liquidity is at least $50,000,000 and (y) (1) prior to a Junior Debt Incurrence Event, the Consolidated Net Leverage Ratio, on a Pro Forma Basis, does not exceed 2.00:1.00, and (2) from and after a Junior Debt Incurrence Event, (A) the Consolidated Senior Net Leverage Ratio, on a Pro Forma Basis, does not exceed 2.00:1.00 and (B) the Consolidated Net Leverage Ratio, on a Pro Forma Basis, does not exceed 3.00:1.00 (this clause (r), the “Ratio Investments Basket”);

(s)                 Investments made in connection with the Post-Closing Transfer;

(t)                 Investments giving rise to Post-Closing Intercompany Indebtedness; and

(u)                following the 2022 Audited Financial Statement Delivery Date, Investments in an aggregate amount not to exceed the Available Amount as in effect immediately before such Investment; provided that no (i) Event of Default has occurred and is continuing or would result therefrom and (ii) Investments made in reliance on the Starter Basket may not be made in any Group Member that is not a Loan Party pursuant to this Section 7.8(u).

For purposes of determining compliance with this Section 7.8, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant on the date such Investment is made or such later time, as applicable.

7.9               ERISA. Neither Holdings nor the Borrower shall, nor shall Holdings or the Borrower permit any of its respective ERISA Affiliates to: (a) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any of their respective ERISA Affiliates, (b) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material liability to any such Person or any of its respective ERISA Affiliates, or (c) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan.

7.10           [Reserved].

7.11           Transactions with Affiliates. Enter into any transaction (other than the transactions contemplated by the Principal Stockholders Agreement, a transaction scheduled on Schedule 7.11, a transaction permitted under Section 7.2, 7.4, 7.6 or 7.8, or any agreement for the sharing of Taxes in the ordinary course of business or otherwise reasonable and customary for similar businesses), including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions solely between Group Members that are not Loan Parties, transactions solely between Group Members that are Loan Parties and Dispositions permitted by Section 7.5 where the vendor thereunder is a Group Member that is not a Loan Party and the purchaser thereunder is a Group Member that is a Loan Party so long as the purchase price therefore does not exceed fair market value (as reasonably determined by the Borrower in good faith)) unless such transaction is (a)(i) the Post-Closing Transfer or any component portion thereof, (ii) the Closing Date Transactions or any component portion thereof (including any transaction giving rise to Specified Closing Date Intercompany Indebtedness) or (iii) transactions giving rise to Post-Closing Intercompany Indebtedness, or (b)(i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member, and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.12           Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless (a) the Disposition of the applicable property subject to such Sale Leaseback Transaction is permitted under Section 7.5 and (b) any Liens in the property of any Loan Party incurred in connection with any such Sale Leaseback Transaction are permitted under Section 7.3.

7.13           Swap Agreements. Enter into any Swap Agreement, except Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.14           Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP or permitted by GAAP and recommended by the auditors of Holdings, or (b) fiscal year.

7.15           Negative Pledge Clauses(f). Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.2(i), Sections 7.3(c), (d), (f), (g), (i), (l), (m), (n), (r), (s), (t) and (v), or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), (f) any restriction set forth on Schedule 7.16(f) and (g) restrictions set forth in any document governing Permitted Ratio Debt or Credit Agreement Refinancing Indebtedness, in each case, so long as such restrictions contemplated by this clause (g) do not restrict or otherwise impair the rights of the Administrative Agent, the Lenders or any other Secured Party under this Agreement or any other Loan Document.

7.16           Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of Holdings, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.2(i), Section 7.3(c), (d), (f), (g), (i), (l) (m), (n), (r), (s), (t) and (v) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), or (vii) any restriction set forth on Schedule 7.17(vii).

7.17           Lines of Business. Enter into any business, either directly or through any Subsidiary or pursuant to an acquisition, except as permitted by Section 7.8 (n)(i) and those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.18           [Reserved].

7.19           [Reserved].

7.20           Amendments to Organizational Agreements and Material Contracts. (a) Amend or permit any amendments to any Loan Party’s organizational documents if such amendment would be adverse to Administrative Agent or the Lenders in any material respect; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination or waiver could reasonably be expected to have a Material Adverse Effect.

7.21           Use of Proceeds. Use the proceeds of any Loan or extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Lender, Swingline Lender, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions applicable to the Group Members or (e) to fund any activities or business with any individual or entity in or involving Cuba or Iran (regardless of whether such individual or entity is the subject of Sanctions).

7.22           Subordinated Indebtedness.

(a)                Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b)                Payments. Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or any other payment with respect to, any Subordinated Indebtedness, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

7.23           Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent (in such agent’s capacity as agent of a Group Member) of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.

SECTION 8
EVENTS OF DEFAULT

8.1               Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)                the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or pursuant to this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)                (i) any Loan Party shall default in the observance or performance of any agreement contained in, Section 5.3, Section 6.1, Section 6.2, clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a), Section 6.16 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Security Document shall have occurred and be continuing; or

(d)                any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document applicable to it (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e)                (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause (1) or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (2) with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate for all such Indebtedness, exceeds $15,000,000; or (ii) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member if the effect of such or default or event of default is to cause or to permit the holder or beneficiary of such Subordinated Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Subordinated Indebtedness to become due prior to its stated maturity; or

(f)                 (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, administration, examinership or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, examiner, administrator, or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding, or other procedure, step or action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period, no Loan shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof (provided that, during such 30 day period, no Loan shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                there shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $15,000,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $15,000,000; or

(h)                there is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied or contested coverage) of $15,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)                 any of the Security Documents or any financing statements (other than immaterial commercial tort claim filings), material fixture filings, Patent, Trademark and Copyright filings, assignments, acknowledgements and other similar filings, documents and assignments made or delivered pursuant to the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)                 any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or

(k)                the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(l)                 a Change of Control shall occur; or

(m)              any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term, or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal described in the preceding clauses (i) and (ii) has, or could reasonably be expected to have, a Material Adverse Effect; or

(n)                any Loan Document not otherwise referenced in Section 8.1(i) or (k), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document.

8.2               Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)                if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Cash Management Bank may terminate any Cash Management Agreement then outstanding and declare all Obligations then owing by any Loan Party under any such Cash Management Agreements then outstanding to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) the Administrative Agent may exercise on behalf of itself, any Cash Management Bank, the Lenders and the Issuing Lender all rights and remedies available to it, any such Cash Management Bank, the Lenders and the Issuing Lender under the Loan Documents.

(c)                With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this clause (b), the Borrower shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents in accordance with Section 8.3.

(d)                In addition, (x) the Borrower shall also cash collateralize the full amount of any Swingline Loans then outstanding, and (y) to the extent elected by any applicable Cash Management Bank, the Borrower shall also cash collateralize the amount of any Obligations in respect of Cash Management Services then outstanding, which cash collateralized amounts shall be applied by the Administrative Agent to the payment of all such outstanding Cash Management Services, and any unused portion thereof remaining after all such Cash Management Services shall have been fully paid and satisfied in full shall be applied by the Administrative Agent to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the terms of Section 8.3.

(e)                After all such Letters of Credit and Cash Management Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Cash Management Services) shall have been paid in full, the balance, if any, of the funds having been so cash collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3               Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders and the Issuing Lender ((including any Letter of Credit Fronting Fees and Issuing Lender Fees), and the reasonable documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender, and amounts payable under Sections 2.19, 2.20 and 2.21), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the extent that the Swingline Lender has advanced any Swingline Loans that have not been refunded by each Lender’s Swingline Participation Amount, payment to the Swingline Lender of that portion of the Obligations constituting the unpaid principal of and interest upon the Swingline Loans advanced by the Swingline Lender;

Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, in each case, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, (ii) obligations in respect of Specified Swap Agreements and (iii) obligations in respect of Cash Management Services, ratably among the Lenders, Qualified Counterparties and Cash Management Banks in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Seventh, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Seventh payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof), to the Loan Parties or as otherwise required by Law.

Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

SECTION 9
THE ADMINISTRATIVE AGENT

9.1               Appointment and Authority.

(a)                Each of the Lenders hereby irrevocably appoints Citizens to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)                The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders, the Issuing Lender, and the Swingline Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)                The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty and provider of Cash Management Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any customary subordination agreements , and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2               Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3               Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)                be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)                have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4               Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5               Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6               Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7               Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by Holdings, the Borrower or any other Loan Party and without limiting the obligation of Holdings, the Borrower, or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Holdings, the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8               Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9               Successor Administrative Agent.

(a)                The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with an office in the United States and, so long as no Event of Default has occurred and is continuing, that is reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10           Collateral and Guaranty Matters.

(a)                The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)                 to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements have been made in accordance with this Agreement or otherwise reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)               to subordinate any Lien on any Collateral or other property (including, without limitation, to enter into any intercreditor agreement, subordination agreement or similar agreement) granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(f), (g), (i), (m), (n) and (t); and

(iii)             to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.

(b)                The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)                Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions. In furtherance of the foregoing, and not in limitation thereof, no Specified Swap Agreement and no Cash Management Agreement, the Obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Loan Party under any Loan Document except as expressly provided herein or in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, any Secured Party that is a Cash Management Bank or a Qualified Counterparty shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.11           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12           No Other Duties, etc.. Anything herein to the contrary notwithstanding, the “Lead Arranger” and “Joint Leader Arrangers” listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Issuing Lender or the Swingline Lender hereunder.

9.13           Cash Management Bank and Qualified Counterparty Reports. Each Cash Management Bank and each Qualified Counterparty agrees to furnish to the Administrative Agent, as frequently as the Administrative Agent may reasonably request, with a summary of all Obligations in respect of Cash Management Services and/or Specified Swap Agreements, as applicable, due or to become due to such Cash Management Bank or Qualified Counterparty, as applicable. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Cash Management Bank or Qualified Counterparty (in its capacity as a Cash Management Bank or Qualified Counterparty and not in its capacity as a Lender) unless the Administrative Agent has received written notice thereof from such Cash Management Bank or Qualified Counterparty and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Cash Management Bank or Qualified Counterparty on account of Cash Management Services or Specified Swap Agreements are set forth in such notice.

9.14           Survival. This Section 9 shall survive the Discharge of Obligations.

9.15           Certain ERISA Matters.

(a)                Each Lender (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                        such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)                        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)                        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)                        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 10
MISCELLANEOUS

10.1           Amendments and Waivers.

(a)                Neither this Agreement, any other Loan Document (other than any L/C Related Document), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that, except as set forth in Section 10.1(g), no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement or waiver of any Default or Event of Default or the right to receive interest at the Default Rate shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment, in each case, without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees (taken as a whole) provided by the Guarantors under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D)  amend, modify or waive the pro rata requirements or order of application of payments in Section 2.18, 2.12(e), 8.3 or any other provision of the Loan Documents requiring pro rata application of proceeds to the Lenders or setting forth the order of application of amounts to the Obligations held by the Lenders without the written consent of each Lender and each L/C Lender; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (F) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (G) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (H) without limitation of Section 9.10(a)(i), subordinate the right of payment of the Loans to any other Indebtedness, or subordinate the Lien on all or substantially all of the Collateral granted in favor of the Administrative Agent, without the written consent of all of the Lenders (except pursuant to a transaction in which participation in such other Indebtedness is offered to the Lenders on a pro rata basis or in connection with a “debtor in possession” financing, on the same terms (including fees) as are offered to all other providers of such financing); or (I) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, any Cash Management Bank or any Qualified Counterparty, as applicable, without the written consent of the Issuing Lender, such Cash Management Bank or any such Qualified Counterparty, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, each Cash Management Bank, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Issuing Lender may amend any of the L/C Related Documents without the consent of the Administrative Agent or any other Lender and the Issuing Lender, Administrative Agent and the Borrower may make customary technical amendments if any Letter of Credit shall be issued hereunder in a currency other than U.S. Dollars. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)                Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)                 the termination of the Commitment of each such Minority Lender;

(ii)               the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii)             the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)                Notwithstanding any provision herein or in any Loan Document to the contrary, no amendment, supplement, modification, consent or waiver of this Agreement or any Loan Document altering the treatment of Obligations arising under Specified Swap Agreements or Cash Management Agreements resulting in such Obligations being subordinated to the other Obligations (other than as contemplated by Section 8.3) or resulting in the Obligations owing to any Qualified Counterparty or Cash Management Bank becoming unsecured (other than releases of Liens permitted in accordance with Section 10.16), shall be effective without the written consent of such Qualified Counterparty or Cash Management Bank, as applicable.

(d)                Notwithstanding any provision herein to the contrary, any Cash Management Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

(e)                Notwithstanding any provision herein or in any other Loan Document to the contrary, no Cash Management Bank and no Qualified Counterparty shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of Cash Management Services or Specified Swap Agreements or Obligations owing thereunder, nor shall the consent of any such Cash Management Bank or Qualified Counterparty, as applicable, be required for any matter, other than in their capacities as Lenders, to the extent applicable.

(f)                 Notwithstanding any other provision, no consent of any Lender (or other Secured Party other than the Administrative Agent) shall be required to effectuate any amendment to implement any Incremental Facility permitted by Section 2.27, to effect an Extension Amendment permitted by Section 10.1(i), to effect a Refinancing Amendment permitted by Section 2.28 or to effect an alternate interest rate in a manner consistent with Section 2.17.

(g)                Notwithstanding anything to the contrary contained herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to (i) cure any obvious omission, mistake or defect or (ii) effect any changes to the terms of this Agreement in connection with the exercise of the “Market Flex” provisions in the Fee Letter (in accordance with the terms of the Fee Letter).

(h)                The Fee Letter may be amended by the parties thereto without the consent of any other Person.

(i)                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date or all Lenders having Revolving Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Commitments at such time) and on the same terms to each such Lender, the Borrower may consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Commitments, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstanding Revolving Loans) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension;” and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(1)               no Default or Event of Default will have occurred and be continuing at the time the Extension Offer is delivered to the Lenders or at the time of such Extension;

(2)               except as to interest rates, fees and final commitment termination date (which will be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the applicable Lenders), the Revolving Commitment of any Lender that agrees to an Extension with respect to such Revolving Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”) and the related outstanding Revolving Loans will be a Revolving Commitment (or related outstanding Revolving Loan, as the case may be) with the same terms as the original Revolving Commitments (and related outstanding Revolving Loans); provided that (1) the borrowing and payments (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstanding Revolving Loans), (B) repayments required upon the commitment termination date of the non-extending tranche of Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Commitments after the applicable Extension date will be made on a pro rata basis with all other Revolving Commitments, (2) all Swing Line Loans and Letters of Credit will be participated in on a pro rata basis by all Lenders with Revolving Commitments (including Extended Revolving Commitments) in accordance with their percentage of the Revolving Commitments, (3) assignments and participations of Extended Revolving Commitments and related Revolving Loans will be governed by the same assignment and participation provisions applicable to the other Revolving Commitments and Revolving Loans and (4) at no time will there be Revolving Commitments hereunder (including Extended Revolving Commitments and any existing Revolving Commitments) which have more than two (2) different maturity dates;

(3)               except as to interest rates, fees, amortization, final maturity date, and participation in prepayments (which will, subject to the immediately succeeding clauses (4) and (5), be determined by the Borrower and set forth in the relevant Extension Amendment), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extended Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) will have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein or other provisions contained therein, in each case applicable only to periods after the maturity date of the non-extending Term Loans);

(4)               the weighted average life to maturity of any Extended Term Loans will be no shorter than the weighted average life to maturity of the Term Loans extended thereby;

(5)               any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis except for prepayments with the proceeds of Credit Agreement Refinancing Indebtedness and in respect of an earlier maturing tranche) with non-extending tranches of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Amendment;

(6)               there will be no more than three (3) Extended Term Loan tranches at any time during the term of this Agreement; and

(ii)              if the aggregate principal amount of Term Loans or Revolving Commitments in respect of which a Lender or Lenders will have accepted the relevant Extension Offer will exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Commitments of such Lender or Lenders will be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Lender or Lenders have accepted such Extension Offer. With respect to all Extensions consummated by the Borrower pursuant to this Section 10.1(i), (i) such Extensions will not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.11 or 2.12 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment. The Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders hereby consent to the transactions contemplated by this Section 10.1(i) (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section 10.1(i).

(iii)            With respect to any Extension Amendment, no consent by any Lender, the Administrative Agent, any Issuing Lender or any Swing Line Lender will be required other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Lender and the Swing Line Lender. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof will be Obligations under this Agreement and the other Loan Documents and secured by the same Liens on the Collateral that secure all other applicable Obligations. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower and the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans or Revolving Commitments so extended, on terms consistent with this Section 10.1(i) (any such amendment, an “Extension Amendment”). In addition, if so provided in such amendment and with the consent of the Issuing Lender, participations in Letters of Credit expiring on or after the applicable commitment termination date will be re-allocated from Lenders holding non-extended Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment.

(iv)             In connection with any Extension, the Borrower will provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof. This Section 10.1(i) will supersede any provisions of this Section 10.1 or Section 2.18 or 10.7 to the contrary

10.2           Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic mail notice, when received, addressed as follows in the case of the Borrower, Holdings and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower/Holdings:	Ribbon Communications Operating Company, Inc. 3605 E. Plano Pkwy., Suite 100 Plano, TX 75074 Attention: Mick Lopez E-Mail: mlopez@rbbn.com with a copy to:

E-Mail: legal@rbbn.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York, New York 10020

Attention: Joshua Tinkelman

E-Mail: Joshua.tinkelman@latham.com

Telephone No.: (212) 906-1810

Administrative Agent:

Citizens Bank, N.A.

20 Cabot Road

Mailstop: MMF160

Medford, MA 02155
Attn: Laura Key

E-Mail: Laura.Key@citizensbank.com

with a copy to

King & Spalding LLP
300 S. Tryon Street, Suite 1700
Charlotte, NC 28202
Attention: Bill Fuller
E-Mail: bfuller@kslaw.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(a)                Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(b)                Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

(c)            (i)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)               The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4           Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5           Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Issuing Lender) in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including all reasonable and documented fees, charges and disbursements of any one outside counsel for the Administrative Agent or any Lender) (and solely in the case of a conflict of interest notified to the Borrower, one additional counsel in each relevant jurisdiction to the affected parties similarly situated, taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party, (y) arise solely from disputes between or among Indemnitees to the extent that any such dispute did not arise due to an act or omission by Holdings or any of its Subsidiaries (other than the Administrative Agent acting in its capacity as such) or (z) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).

(d)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. Absent the gross negligence or willful misconduct of an Indemnitee, as determined by a court of competent jurisdiction by a final and non-appealable judgment, no Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)                 Survival. Each party’s obligations under this Section shall survive the Discharge of Obligations.

10.6           Successors and Assigns; Participations and Assignments.

(a)                Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which, for purposes of this Section 10.6, shall include any Cash Management Bank and any Qualified Counterparty, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.6, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis. Notwithstanding the foregoing, commitments and obligations in respect of the Revolving Facility and the L/C Facility shall be assigned on a pro rata basis with each other.

(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, except that:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)              the consent of the Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)                No Assignment to Certain Persons. No such assignment shall be made to (A) except as set forth in Section 10.6(h) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) an Excluded Lender.

(vi)              No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).

(vii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or, an Excluded Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19 (other than Section 2.19(a)), 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.22 and 2.23 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                 Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g)                Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

(h)                Any Lender may, so long as no Event of Default has occurred and is continuing or would result therefrom, assign all or a portion of its rights and obligations with respect to the Term Loans under this Agreement to Holdings, the Borrower or any Subsidiary through (x) Dutch auctions open to all Lenders in accordance with procedures of the type described in Section 2.29 or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations; provided that:

(i)                 (x) if the assignee is Holdings or any of its Subsidiaries, upon such assignment, transfer or contribution, the applicable assignee will automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower will be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders will reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower will promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, will reflect the cancellation of the applicable Term Loans in the Register; and

(ii)               purchases of Term Loans pursuant to this Section 10.6(h) (j) may not be funded with the proceeds of Revolving Loans.

10.7           Adjustments; Set-off.

(a)                Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8           Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.

10.9           Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10        Counterparts; Electronic Execution of Assignments.

(a)                This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of an original executed counterpart hereof. An electronic set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)                The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12        Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13        GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY, DISPUTE, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.

10.14        Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)                agrees that all disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement, any other Loan Document, any contemplated transactions related hereto or thereto, or the relationship between any Loan Party, on the one hand, and the Administrative Agent or any Lender or any other Secured Party, on the other hand, and any and all other claims of any of Holdings and the Borrower against the Administrative Agent or any Lender or any other Secured Party of any kind, shall be brought only in state courts in New York county and federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender or any other Secured Party from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender or any other Secured Party. Each of Holdings and the Borrower, on behalf of itself and each other Loan Party, (i) expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, (ii) hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court, and (iii) agrees that it shall not file any motion or other application seeking to change the venue of any such suit or other action. Each of Holdings and the Borrower, on behalf of itself and each other Loan Party, hereby waives personal service of any summons, complaints, and other process issued in any such action or suit and agrees that service of any such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower or Holdings at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s or Holdings’, as applicable, actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)                WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15        Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a)                it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.16        Releases of Guarantees and Liens.

(a)                Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b)                Upon the Discharge of Obligations, the Collateral (other than any cash collateral securing any Specified Swap Agreements, any Cash Management Services or outstanding Letters of Credit) shall be released from the Liens created by the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to cash collateralize any Obligations arising in connection with Cash Management Agreements), and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to cash collateralize any Obligations arising in connection with Cash Management Agreements) shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17        Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (other than, to an Excluded Lender), or (ii) any actual or prospective party (or its Related Parties) (other than, an Excluded Lender) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.

For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings or any of its Subsidiaries; provided that, in the case of information received from Holdings or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Without limiting the foregoing, the list of Excluded Lenders may be made available to prospective Lenders and participants on a confidential basis in connection with any bona fide assignment or participation of the Obligations or any portion thereof.

10.18        [Reserved].

10.19        Judgment Currency; Exchange Rates.

(a)                Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower or any other Loan Party in the Agreement Currency, the Borrower and each other such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

(b)                Currency Conversion. All payments under this Agreement or any other Loan Document shall be made in Dollars. If any payment by the Borrower or the proceeds of any Collateral shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate reasonably determined by the Administrative Agent or the Issuing Lender, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, any Affiliate) at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or the Issuing Lender, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or the Issuing Lender, as applicable, does not then have a spot rate for the required currency.

10.20        Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies Holdings, the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and 31 C.F.R. § 1010.230, it is required to obtain, verify and record information that identifies Holdings, the Borrower and each other Loan Party and certain related parties thereto, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings, the Borrower, each other Loan Party and certain of their beneficial owners and other officers in accordance with the Patriot Act and 31 C.F.R. § 1010.230. The Borrower, Holdings and each other Loan Party will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and documents and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with “know your customer” requirements under the PATRIOT Act, 31 C.F.R. § 1010.230 or other applicable anti-money laundering laws.

10.21        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution;

(b)                the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.22        Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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